Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

LIV CAPITAL ACQUISITION CORP. II,

COVALTO LTD.

and

COVALTO MERGER SUB LTD.

Dated as of August 17, 2022

TABLE OF CONTENTS

ANNEXES

Annex A	–	Reorganization Covenants

EXHIBITS

Exhibit A	–	Form of Closing Amended and Restated Covalto Articles of Association
Exhibit B	–	Form of Registration Rights Agreement
Exhibit C	–	Form of Company Voting Agreement
Exhibit D	–	Form of Sponsor Voting Agreement
Exhibit E	–	Form of LIVB Plan of Merger
Exhibit F	–	Form of Equity Incentive Plan
Exhibit G	–	Form of Mandatorily Convertible Note
Exhibit H	–	Form of Exchange Agreement
Exhibit I	–	Form of Contribution Agreement

SCHEDULES

Schedule I	–	Existing Covalto Warrants
Schedule II	–	Mandatorily Convertible Notes
Schedule III	–	LIVB Expenses

v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2022, by and among LIV Capital Acquisition Corp. II, a Cayman Islands exempted company (“LIVB”), Covalto Ltd., a Cayman Islands exempted company (“Covalto” or the “Company”), and Covalto Merger Sub Ltd., a Cayman Islands exempted company and direct, wholly-owned subsidiary of Covalto (“Merger Sub”). LIVB, Covalto and Merger Sub are collectively referred to herein as the “Parties” and individually, each, as a “Party.”

RECITALS

WHEREAS, LIVB is a blank check company incorporated under the Laws of the Cayman Islands and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, Covalto will make an election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), effective as of the Closing Date, to be classified as an association taxable as a corporation for U.S. federal income tax purposes (the “CTB Election”);

WHEREAS, immediately prior to the Covalto Effective Time, Covalto shall effect the Covalto Preferred Conversion (as defined herein);

WHEREAS, immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time (as defined herein) Covalto shall effect the Pre-Closing Capital Restructuring (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, each Covalto Co-Founder and Covalto have entered into an Exchange Agreement (each, an “Exchange Agreement”) in the form of Exhibit H hereto, pursuant to which each Covalto Ordinary Share of such Covalto Co-Founder shall be exchanged for one Covalto Class B Ordinary Share, such exchange to be effective immediately prior and subject to the consummation of the Closing;

WHEREAS, immediately following the Pre-Closing Capital Restructuring, subject to the terms and conditions of this Agreement and in accordance with the Laws of the Cayman Islands, Merger Sub shall be merged with and into LIVB (the “Merger”), with LIVB being the surviving entity in the Merger and continuing (immediately following the Merger) as a direct wholly-owned Subsidiary of Covalto (the “Surviving LIVB Entity”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, the Parties intend that (i) the Merger, together with the Covalto Contribution, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Merger, the Covalto Contribution and the CTB Election, taken together, qualify as a transaction described in Section 351(a) of the Code (as defined below);

WHEREAS, the board of directors of Covalto, for itself and as sole shareholder of Merger Sub, has (i) determined that the Merger and the other Transactions are in the best interests of Covalto and its shareholders, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement and subject to the Required Covalto Shareholder Approval;

WHEREAS, the sole director of Merger Sub has (i) determined that the Merger and the other Transactions are in the best interests of Merger Sub and its shareholder and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of LIVB (the “LIVB Board”) has (i) determined that the Merger and the other Transactions are in the best interests of LIVB and the shareholders of LIVB, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its shareholders the LIVB Shareholder Matters (the “LIVB Board Recommendation”);

WHEREAS, on or prior to the date hereof, Covalto has obtained investments from certain investors in a private placement of mandatorily convertible notes (the “Mandatorily Convertible Notes”) issued by the Company to the investors set forth on Schedule II hereto (the “Mandatorily Convertible Noteholders”), and immediately following, and after giving effect to, the consummation of the Merger, such securities will convert into Covalto Class A Ordinary Shares in accordance with their terms;

WHEREAS, on or prior to the date hereof, LIVB and the Company have obtained commitments from a certain investor pursuant to the Mandatorily Convertible Notes (such investor, the “Anchor Investor” and such investment, the “Anchor Investment”) in the form set forth on Exhibit G hereto, such notes to fund no later than thirty (30) days following the date hereof, and to thereafter convert into Covalto Class A Ordinary Shares concurrently with each other Mandatorily Convertible Note, as set forth above;

WHEREAS, the Company may continue to obtain commitments from certain investors, pursuant to the Mandatorily Convertible Notes or otherwise, in connection with the Merger;

WHEREAS, concurrently with the execution of this Agreement, LIVB, Covalto and certain Covalto Pre-Closing Holders have entered into the Company Voting Agreement (the “Company Voting Agreement”), in the form of Exhibit C attached hereto;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, LIVB and Covalto have entered into the Sponsor Voting Agreement (the “Sponsor Voting Agreement”), in the form of Exhibit D attached hereto;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, certain limited partners of Sponsor, LIV Sponsor II GP, LLC (the “GP”), LIVB and Covalto have entered into a contribution agreement, substantially in the form of Exhibit I attached hereto (the “Contribution Agreement”), pursuant to which, after the conditions to the obligation of the Parties to consummate the Closing set forth in Article 9 of this Agreement have been satisfied, but before the LIVB Effective Time, certain limited partners of Sponsor and the GP will contribute Promissory Notes (as defined herein) to Covalto in exchange for certain securities of Covalto;

WHEREAS, as at Covalto Effective Time, Covalto shall amend and restate the Covalto Articles of Association to be substantially in the form of Exhibit A attached hereto (with such changes as may be agreed in writing by LIVB and Covalto, the “Closing Amended and Restated Covalto Articles of Association”); and

WHEREAS, at the Closing, Covalto, LIVB and the other parties thereto shall enter into the registration rights agreement (with such changes as may be agreed in writing by LIVB and Covalto, the “Registration Rights Agreement”) substantially in the form of Exhibit B attached hereto;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Certain Definitions

Section 1.1.   Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“$13.50 Threshold” has the meaning specified in Section 3.8(a)(i).

“$17.50 Threshold” has the meaning specified in Section 3.8(a)(ii).

“Acquisition Transaction” has the meaning specified in Section 8.3(a).

“Action” means any claim, action, suit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.10(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable Tax Law.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternate Business Combination Proposal” has the meaning specified in Section 8.3(b).

“Anchor Investor” has the meaning specified in the Recitals hereto.

“Anchor Investment” has the meaning specified in the Recitals hereto.

“Anchor Investment Amount” means the amount in United States dollars that is equivalent to 600,000,000 Mexican pesos calculated using the Exchange Rate as of the Business Day immediately preceding the funding date of the Anchor Investment.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Business Combination” has the meaning ascribed to such term in the LIVB Articles of Association.

“Business Combination Proposal” has the meaning specified in the definition of “LIVB Shareholder Matters.”

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“CARES Act” has the meaning specified in Section 4.15(q).

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Change in Recommendation” has the meaning specified in Section 8.2(b)(ii).

“Closing” has the meaning specified in Section 3.6.

“Closing Amended and Restated Covalto Articles of Association” has the meaning specified in the Recitals hereto.

“Closing Date” has the meaning specified in Section 3.6.

“Closing LIVB Articles of Association” has the meaning specified in Section 2.4(a).

“Closing Press Release” has the meaning specified in Section 8.9(c).

“Closing Statement” has the meaning specified in Section 3.7.

“Closing True-Up” has the meaning specified in Section 3.1(e).

“COBRA” has the meaning specified in Section 4.13(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation by Covalto or any of its Subsidiaries and any labor organization or other authorized employee representative representing employees of Covalto or its Company Group Service Provider.

“Company Disclosure Schedule” means the disclosure schedules of Covalto dated the date of this Agreement and delievered by Covalto to LIVB in connection with the execution of this Agreement.

“Company Group” means Covalto and its direct and indirect Subsidiaries.

“Company Group Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Group Employees” means each employee of any member of the Company Group.

“Company Group Service Provider” means each Company Group Employee, officer, director, or other individual independent contractor of any member of the Company Group.

“Company Group Specified Representations” has the meaning specified in Section 9.2(a)(i).

“Company Voting Agreement” has the meaning set forth in the Recitals hereto.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Covalto and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the ability of Covalto to consummate the Transactions; provided, however, that in no event shall any change, event, circumstance, occurrence, effect, development or state of facts to the extent arising from any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or IFRS or any official interpretation thereof, (ii) any change in interest or currency exchange rates or economic, political, business, financial, commodity, currency, capital or market conditions generally, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or currency exchange rates, prices of any security or market index or commodity or any disruption of such markets) or any changes generally affecting the economy, markets or industry in which Covalto or its Subsidiaries operate, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of, or taking any action contemplated by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, vendors, licensors, distributors, partners, providers, officers and employees (provided that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.4, Section 4.5 and Section 4.20(c) or the conditions to closing related thereto), (iv) any natural disaster (including any earthquake, hurricane, tropical storm or depression, tsunami, tornado, flood, mudslide, wild fire, volcanic eruption or other natural disaster), act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which Covalto or its Subsidiaries operates, including the engagement by the United States or Mexico in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or Mexico, or any territories, possessions, or diplomatic or consular offices of the United States or Mexico or upon any United States or Mexico military installation, equipment or personnel, (vi) any failure of Covalto or its Subsidiaries to meet any financial or operational projections, forecasts, or budgets (provided that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet financial or operational projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), or (vii) any change, event, circumstance, occurrence, effect, development or state of facts generally applicable to the industries or markets in which Covalto or its Subsidiaries operates, including increases in the cost of products, supplies, services, materials or other goods purchased from suppliers, landlords, vendors, licensors or distributors, (viii) any change, event, circumstance, occurrence, effect, development or state of facts to the extent actually known by LIVB, or (ix) any action taken by, or at the written request of, LIVB; provided that in the case of clauses (i), (ii), (v) and (vii) such changes may be taken into account to the extent (but only to the extent) that such changes have had or would reasonably be expected to have a disproportionate and adverse impact on Covalto and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which such entities operate, but only to the extent of the incremental disproportionate and adverse impact on such entities.

“Company Subsidiaries” has the meaning specified in Section 4.2.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction

Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 16, 2022, by and between Covalto and LIVB.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Contracts” means any written or oral contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“Contribution Agreement” has the meaning specified in the Recitals hereto.

“Contributions” has the meaning specified in the Contribution Agreement.

“Covalto” has the meaning specified in the Preamble hereto.

“Covalto Articles of Association” means the amended and restated articles of association of Covalto, as adopted by special resolution passed on October 5, 2020.

“Covalto Class A Ordinary Share” means the Class A ordinary shares of Covalto, par value US$0.0001 per share, with the rights, preferences and privileges set forth in the Closing Amended and Restated Covalto Articles of Association.

“Covalto Class B Ordinary Share” means the Class B ordinary shares of Covalto, par value US$0.0001 per share, with the rights, preferences and privileges set forth in the Closing Amended and Restated Covalto Articles of Association.

“Covalto Contribution” has the meaning specified in the Contribution Agreement.

“Covalto Effective Time” means the time at which the Pre-Closing Capital Restructuring is effected.

“Covalto Equity Plan” means the Covalto Ltd. 2018 Share Plan.

“Covalto Equity Value” means $525,000,000.

“Covalto Ordinary Shares” means the ordinary shares of Covalto, par value US$0.0001 per share, with the rights, preferences and privileges set forth in the Covalto Articles of Association, as amended or amended and restated from time-to-time.

“Covalto Pre-Closing Holder” means each Person who holds Covalto Ordinary Shares (after giving effect to the Covalto Preferred Conversion) at the Covalto Effective Time.

“Covalto Preferred Conversion” has the meaning specified in Section 3.1(b).

“Covalto Preferred Shares” means the Series Seed-1-A Preference Shares of a nominal or par value of US$0.0001 each, the Series Seed-1-B Preference Shares of a nominal or par value of US$0.0001 each, the Series Seed-1-C Preference Shares of a nominal or par value of US$0.0001 each, the Series Seed-1-D Preference Shares of a nominal or par value of US$0.0001 each, the Series A Preference Shares of a nominal or par value of US$0.0001 each, the Series B Preference Shares of a nominal or par value of US$0.0001 each, the Series B BHCA Preference Shares of a nominal or par value of US$0.0001 each, the Series B-1 Preference Shares of a nominal or par value of US$0.0001 each and the Series B-1 BHCA Preference Shares of a nominal or par value of US$0.0001 each, each with the rights, preferences and privileges set forth in the Covalto Articles of Association.

“Covalto Related Parties” has the meaning specified in Section 10.3(b).

“Covalto Shareholder Resolutions” has the meaning specified in the definition of “Required Covalto Shareholder Approval.”

“Covalto Shares” means the Covalto Ordinary Shares and Covalto Preferred Shares.

“Covalto Value Per Ordinary Share” means $10.00.

“Covalto Written Consents” has the meaning specified in the definition of “Required Covalto Shareholder Approval.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Covalto Co-Founders” shall mean Mr. David Poritz and Mr. Allan Apoj.

“CTB Election” has the meaning specified in the Recitals hereto.

“D&O Tail” has the meaning specified in Section 8.5(b).

“Data Security Requirements” means, collectively, any and all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company Group: (a) privacy policies, (b) data privacy notices and any requests or requirements related thereto, (c) applicable Laws, (d) industry self-regulatory standards applicable to the protection or Processing of Personal Information to which the Company Group purports to adhere, including PCI-DSS to the extent applicable, (e) any obligations on any member of the Company Group under any Contracts, and (f) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (b) or (c).

“Earn-Out Shares” has the meaning specified in Section 3.8(a).

“Effective Times” has the meaning specified in Section 2.2.

“Enforceability Exceptions” has the meaning specified in Section 4.3.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Incentive Plan” has the meaning specified in Section 8.8.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.4(a).

“Exchange Agreement” has the meaning specified in the Recitals hereto.

“Exchange Rate” means the Mexican pesos and United States dollars exchange rate reported by Banco de México and published in the Federal Official Gazette (Diario Oficial de la Federación).

“Existing Covalto Option” means each option to purchase Covalto Ordinary Shares pursuant to the Covalto Equity Plan.

“Existing Covalto Optionholder” means a holder of Existing Covalto Options.

“Existing Covalto Shareholders’ Agreements” means (a) the Amended and Restated Voting Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); (b) the Amended and Restated First Refusal and Co-sale Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Common Holders (as defined therein); and (c) the Amended and Restated Investors' Rights Agreement dated 16 October 2020 between the Company, the Investors (as defined therein) and the Founders (as defined therein).

“Existing Covalto Warrantholder” means a holder of Existing Covalto Warrants.

“Existing Covalto Warrants” means each warrant to purchase Covalto Ordinary Shares or Covalto Preferred Shares, including the warrants with respect to Covalto set forth on Schedule I hereto.

“Existing Covalto Warrant Conversion” has the meaning specified in Section 3.1(b).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3(a) of the LIVB Disclosure Schedule (in the case of LIVB) or Section 1.3(b) of the Company Disclosure Schedule (in the case of Covalto) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of Covalto, Article 4, or, in the case of LIVB, Article 5, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with IFRS or GAAP, as applicable, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (h) all liabilities under any unfunded or underfunded pension or deferred compensation plans, and all accrued but unpaid bonuses, retention payments, incentive compensation and severance, in each case owed or payable to any current or former Company Group Service Provider as of the Closing Date, plus the employer portion of any payroll taxes associated with any such payments and (h) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means any and all intellectual property rights and similar proprietary rights in any jurisdiction in the world, whether registered or unregistered, including any and all of the following: (a) patents, patent applications and patent disclosures and improvements thereto (together with all reissuances, continuations, continuations-in-part, divisions, revisions, provisionals, renewals, extensions, and reexaminations of any of the foregoing), (b) trademarks, service marks, service names, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any and all other indicia of source or origin together, including all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works and works of authorship and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, database, and collections of data, (f) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (g) Trade Secrets and know-how (including manufacturing and production processes and research and development information), confidential and proprietary information, including processes, data and inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (h) rights of publicity, privacy and commercial rights, and (i) any and all other registrations and applications (whether provisional, pending or final) for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses, and all common law rights thereto.

“Intended U.S. Tax Treatment” has the meaning specified in Section 8.4(a).

“Interim Financial Statements” has the meaning specified in Section 4.8(a).

“Interim Period” has the meaning specified in Section 6.1.

“International Plan” means any Company Group Benefit Plan that is not solely a U.S. Plan.

“IPO” has the meaning specified in Section 6.3.

“IPO Prospectus” has the meaning specified in Section 5.8.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, data communication lines, databases, interfaces, platforms, peripherals, computer systems, servers, routers, workstations, co-location facilities, including any outsourced systems, processes and other information technology assets, systems or equipment, including all documentation related to the foregoing, in each case, that are owned, leased, licensed by, or otherwise relied on or held for use by any member of the Company Group.

“JOBS Act” has the meaning specified in Section 8.11.

“Key Employee” means any Company Group Employee (a) whose most recent annual base compensation amount was in excess of $150,000 or (b) that holds an Executive Vice President title or higher.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Covalto or any of its Subsidiaries.

“Leases” has the meaning specified in Section 4.19(a).

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to any member of the Company Group.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LIVB” has the meaning specified in the Preamble hereto.

“LIVB Articles of Association” means the Amended and Restated Memorandum and Articles of Association of LIVB, as in effect on the date hereof.

“LIVB Board” has the meaning specified in the Recitals hereto.

“LIVB Board Recommendation” has the meaning specified in the Recitals hereto.

“LIVB Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of LIVB.

“LIVB Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of LIVB.

“LIVB Closing Share Consideration” means with respect to each LIVB Ordinary Share, one newly-issued Covalto Class A Ordinary Share, to be issued by Covalto at the LIVB Effective Time.

“LIVB Disclosure Schedule” means the disclosure schedules of LIVB dated the date of this Agreement and delievered by LIVB to Covalto in connection with the execution of this Agreement.

“LIVB Effective Time” has the meaning specified in Section 2.2.

“LIVB Expenses” means the aggregate amount of all out-of-pocket fees, costs and expenses of LIVB incurred prior to and through the Closing Date other than any such fees, costs and expenses as shall have been paid in full prior to the Closing Date, including (i) in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing and the consummation of the Transactions, (ii) deferred underwriting fees related to LIVB’s initial public offering, (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of LIVB, and (iv) each other expense set forth on Schedule III hereto.

“LIVB Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that (x) was not known or reasonably foreseeable to LIVB as of the date of this Agreement and becomes known to LIVB after the date hereof and prior to the receipt of the LIVB Shareholder Approval, (y) does not relate to an Alternate Business Combination proposal; and (z) constitutes a LIVB Material Adverse Effect; provided, however, that (1) any change in the price or trading volume of LIVB Ordinary Shares and (2) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur shall in the case of clause (x) of this definition be excluded for purposes of determining whether a LIVB Intervening Event has occurred.

“LIVB Intervening Event Notice” has the meaning specified in Section 8.2(b)(ii).

“LIVB Intervening Event Notice Period” has the meaning specified in Section 8.2(b)(ii).

“LIVB Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impair the ability of LIVB and Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the LIVB Shareholder Redemptions or the failure to obtain the LIVB Shareholder Approval shall not be deemed to be a LIVB Material Adverse Effect.

“LIVB Material Contract” has the meaning specified in Section 5.6.

“LIVB Ordinary Shares” means the LIVB Class A Ordinary Shares and the LIVB Class B Ordinary Shares.

“LIVB Permits” has the meaning specified in Section 5.5(e).

“LIVB Plan of Merger” has the meaning specified in Section 2.2.

“LIVB Shareholder Approval” means the vote of the shareholders of LIVB set forth in the Proxy Statement / Prospectus to the extent required to approve the LIVB Shareholder Matters.

“LIVB Shareholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of each other proposal that either the SEC or NASDAQ (or the respective staff members thereof) indicates is necessary or appropriate in its comments to the Proxy Statement / Prospectus or in correspondence related thereto, (c) the adoption and approval of each other proposal reasonably agreed to by LIVB and Covalto as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (d) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“LIVB Shareholder Redemption” has the meaning specified in Section 8.2(a)(i).

“LIVB Specified Representations” has the meaning specified in Section 9.3(a)(i).

“LIVB Permits” has the meaning specified in Section 5.5(e).

“LIVB Warrant” means a warrant entitling the holder to purchase one LIVB Class A Ordinary Share per warrant.

“Mandatorily Convertible Notes” has the meaning specified in the Recitals hereto.

“Mandatorily Convertible Noteholders” has the meaning specified in the Recitals.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.8(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(g).

“NASDAQ” means the NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by the Nasdaq Stock Market, LLC or any successor thereto.

“New Covalto” means Covalto Ltd. following and after giving effect to the Transactions.

“New Covalto Options” has the meaning specified in Section 3.1(f).

“New Covalto Warrants” has the meaning specified in Section 3.1(a).

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning specified in Section 4.20(f).

“Organizational Documents” has the meaning specified in Section 4.1.

“Outstanding Company Equity Securities” means (a) the Covalto Ordinary Shares outstanding at the Covalto Effective Time (after giving effect to the Covalto Preferred Conversion) and (b) the Covalto Ordinary Shares that, immediately prior to the Covalto Effective Time, are issuable upon (i) exercise in full of all Existing Covalto Options (whether or not vested or currently exercisable) and (ii) exercise in full of all Existing Covalto Warrants, in the case of each of clause (i) and clause (ii), after giving effect to the Pre-Closing Capital Restructuring.

“Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by any member of the Company Group.

“Owned Software” has the meaning specified in Section 4.20(f).

“Party” or “Parties” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with IFRS, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c)

Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that do not materially interfere with the value or the present uses of such real property, (e) non-exclusive licenses and other non-exclusive rights with respect to Intellectual Property granted in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the Indebtedness of Covalto and its Subsidiaries and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Covalto and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Laws.

“Pre-Closing Capital Restructuring” has the meaning specified Section 3.1(c).

“Pre-Closing Covalto Share Number” means (A) the quotient of (i) the Covalto Equity Value divided by (ii) the Covalto Value Per Ordinary Shares, minus (B) the number of Covalto Class A Ordinary Shares issuable in respect of (x) all New Covalto Warrants exchanged for Existing Covalto Warrants pursuant to Section 3.1(a)(ii) and (y) New Covalto Options.

“Promissory Note” has the meaning specified in the Redemption Agreement.

“Pro Rata Share” means, with respect to (a) each Covalto Pre-Closing Holder, a fraction expressed as a percentage equal to (i) the number of Covalto Ordinary Shares held by such Covalto Pre-Closing Holder immediately following the Covalto Preferred Conversion divided by (ii) the sum of (x) the number of all Covalto Ordinary Shares plus (y) the total number of Covalto Ordinary Shares issued or issuable upon the exercise of New Covalto Options plus (z) the number of Covalto Ordinary Shares issued or issuable in respect of the exercise of New Covalto Warrants exchanged for Existing Covalto Warrants pursuant to Section 3.1(a)(ii) (this clause (ii), the “Earn Out Denominator”); and (b) each Existing Covalto Optionholder or Existing Covalto Warrantholder as of

immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of Covalto Ordinary Shares issued or issuable upon exercise of such holder’s New Covalto Options (if any) or New Covalto Warrants (if any) divided by (ii) the Earn Out Denominator, in each case with such adjustments to give effect to rounding as Covalto may determine in its reasonable discretion; provided, however, as to (a) and (b), in no event shall the aggregate Pro Rata Share exceed 100%.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement / Prospectus” has the meaning specified in Section 8.2(a)(i).

“Public Stockholders” has the meaning specified in Section 6.3.

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Release Date” has the meaning specified in Section 3.8(a)(i).

“Released Claims” has the meaning specified in Section 6.3.

“Reorganization Covenants” has the meaning specified in Section 8.4(f).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Covalto Shareholder Approval” means the approval of this Agreement and the Transactions by (i) special resolution (as defined in the Cayman Companies Act) of the shareholders of Covalto (the “Covalto Shareholder Resolutions”) and (ii) the written consent of holders of (a) a majority of the outstanding Covalto Preferred Shares and (b) a majority of the outstanding Covalto Ordinary Shares held by the Founders (as defined in the Covalto Articles of Association) (the “Covalto Written Consents”), in accordance with the Covalto Articles of Association and applicable Law.

“Required LIVB Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote or written consent of the holders of the requisite number of LIVB Ordinary Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the LIVB Articles of Association and applicable Law.

“Required Transaction Proposals” means, collectively, approval of the LIVB Shareholder Matters, including the Business Combination Proposal.

“Sanctioned Country” means any country or region that is currently the subject or target of a comprehensive embargo under Sanctions Laws, at the time of this Agreement Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons listed on OFAC’s Specially Designated Nationals and Blocked Persons List; or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), or the U.S. Department of State, the United Nations Security Council, and the European Union.

“Schedules” means, collectively, the Company Disclosure Schedules and LIVB Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.10(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.9(c).

“Signing Press Release” has the meaning specified in Section 8.9(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and

(d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.2(a)(i).

“Sponsor” means LIV Capital Acquisition Sponsor II, L.P., a Cayman Islands exempted limited partnership.

“Sponsor Voting Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Entities” means, collectively, New Covalto and the Surviving LIVB Entity.

“Surviving LIVB Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any U.S. federal, state, provincial, territorial, local, non-U.S. and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, license, sales, use, escheat, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof).

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to a Company Group that is not generally available without specific application therefor.

“Tax Return” means any return, schedule, form, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

“Termination Date” has the meaning specified in Section 10.1(c).

“Termination Fee” has the meaning specified in Section 10.3.

“Trade Controls” has the meaning specified in Section 4.27(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Trading Day” shall mean any day on which Covalto Class A Ordinary Shares are tradeable on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded.

“Transaction Agreements” shall mean this Agreement, the Sponsor Voting Agreement, the Company Voting Agreement, the Registration Rights Agreement, the Exchange Agreements, the Contribution Agreement, the Closing Amended and Restated Covalto Articles of Association and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.1(b).

“Transactions” means the transaction contemplated by this Agreement, including the Pre-Closing Capital Restructuring, CTB Election and the Merger.

“Transfer Taxes” has the meaning specified in Section 8.4(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.8.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“U.S. Plan” means any Company Group Benefit Plan that covers Company Group Service Providers located primarily in the United States.

“VWAP” means, on any Trading Day on or after the Closing Date, the volume weighted average of the trading prices of the Covalto Class A Ordinary Shares on the principal securities exchange or securities market on which Covalto Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Covalto); provided that if there shall occur any change in the outstanding Covalto Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 1.2.   Construction. (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)   When used herein with respect to Covalto or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of Covalto’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

(c)   Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(h)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on August 17, 2022 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on box.com under the title “Project Meteor” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)   References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.3.   Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to LIVB, the individuals listed on Section 1.3(a) of the LIVB Disclosure Schedule and (b) with respect to Covalto, the individuals listed on Section 1.3(b) of the Company Disclosure Schedule.

ARTICLE 2

The Merger

Section 2.1.   The Merger. At the LIVB Effective Time, on the terms and subject to the conditions set forth herein and in accordance with applicable Law LIVB and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into LIVB, following which the separate existence of Merger Sub shall cease and LIVB shall continue as the Surviving LIVB Entity after the Merger for the purpose of the Cayman Companies Act and as a direct, wholly-owned Subsidiary of New Covalto.

Section 2.2.   Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, LIVB, the Company and Merger Sub shall cause the Merger to be consummated by filing the plan of merger in substantially the form of Exhibit E attached hereto (the “LIVB Plan of Merger”) together with all other documents required to be filed pursuant to Part XVI of the Cayman Companies Act with the Registrar of Companies in the Cayman Islands in accordance with the applicable provisions of Laws of the Cayman Islands, the date of the registration of the LIVB Plan of Merger by the Registrar of Companies in the Cayman Islands, or such later date as may be specified in the LIVB Plan of Merger, will be the effective date of and constitute the consummation of the Merger (the “LIVB Effective Time” and, together with the Covalto Effective Time, the “Effective Times”).

Section 2.3.   Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the LIVB Plan of Merger and the applicable provisions of the Law of the Cayman Islands. Without limiting the generality of the foregoing, and subject thereto, at the LIVB Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and LIVB shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving LIVB Entity and LIVB, including all of its assets, shall become a wholly-owned subsidiary of Covalto.

Section 2.4.   Governing Documents.

(a)   Pursuant to the Pre-Closing Capital Restructuring, the Covalto Articles of Association shall be amended and restated to the form of the Closing Amended and Restated Covalto Articles of Association, which shall be the memorandum and articles of association of Covalto from and after the Covalto Effective Time.

(b)   Covalto shall take the actions necessary to terminate each of the Existing Covalto Shareholders’ Agreements, and LIVB shall take the actions necessary to terminate the Registration Rights Agreement, each effective as of the LIVB Effective Time.

(c)   At the LIVB Effective Time, the LIVB Articles of Association shall be amended and restated to be in substantially the same form of the memorandum and articles of association of Merger Sub in effect immediately prior to the LIVB Effective Time, which shall be the memorandum and articles of association of the Surviving LIVB Entity from and after the LIVB Effective Time except that the name of the Surviving LIVB Entity shall be replaced with Covalto Merger I Corp. “Closing LIVB Articles of Association”).

Section 2.5.   Directors and Officers of the Surviving Entities.

(a)   Immediately after the Effective Times, (i) the board of directors of Covalto shall be amended in accordance with the provisions of Section 6.9(a) hereof and (ii) the officers of Covalto immediately prior to the Covalto Effective Time shall be the officers of Covalto as of such time.

(b)   Immediately after the LIVB Effective Time, (i) the board of directors of the Surviving LIVB Entity shall be the board of directors appointed by Covalto prior to the LIVB Effective Time and (ii) the officers of Covalto immediately prior to the LIVB Effective Time shall be the officers of the Surviving LIVB Entity.

Section 2.6.   Further Assurances. If, at any time after any Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or any other Transaction Agreement and to vest New Covalto and the Surviving LIVB Entity following the Merger (as applicable) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of LIVB, Covalto and Merger Sub (as applicable), the applicable directors, managers, officers, members of LIVB, Covalto and Merger Sub (or their designees) are fully authorized in the name of their respective companies to take, and will take, and to cause their Affiliates and Representatives to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement or any other Transaction Agreement.

Section 2.7.   Withholding. Notwithstanding any other provision in this Agreement, LIVB, New Covalto, Merger Sub and the Surviving LIVB Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law; provided that (other than any compensatory payments to be made pursuant to this Agreement) there shall be no withholding of U.S. federal income tax in respect of the transaction if the certifications required under Section 6.5 are provided; provided that no Party reasonably determines that there has been a change in applicable Law. To the extent that any amounts are so deducted and withheld and properly remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

Closing; Merger Consideration

Section 3.1.   Treatment of Covalto.

(a)   Covalto Warrants. (i) At 11:59 p.m. Eastern Time on the Business Day prior to the Closing Date, each issued, outstanding and unexercised Existing Covalto Warrant set forth on Schedule I (together with any other Existing Covalto Warrant for which the holder thereof has agreed, following the date hereof and prior to the Closing, to convert) shall be converted into Covalto Ordinary Shares (the “Existing Covalto Warrant Conversion”).

(ii)   On the Closing Date, each other Existing Covalto Warrant issued, outstanding and unexercised as of immediately prior to the Covalto Effective Time, shall be exchanged for a warrant (a “New Covalto Warrant”) to purchase an amount of Covalto Class A Ordinary Shares equal to the number of Covalto Ordinary Shares or Covalto Preferred Shares, as applicable, for which the Existing Covalto Warrant is exercisable as of immediately prior to the Covalto Effective Time, as adjusted to give effect to this Agreement and the Transactions, including the Covalto Preferred Conversion, the issuance of the LIVB Closing Share Consideration, the Closing True-Up, the Earn-Out Shares, and the other issuances of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares contemplated by this Article 3, subject to substantially similar conversion procedures as included in such Existing Covalto Warrant.

(b)   Covalto Preferred Shares. Effective immediately prior to the Pre-Closing Capital Restructuring, and pursuant to a conversion direction notice to be executed by the applicable holders of Covalto Preferred Shares, each Covalto Preferred Share shall convert into one Covalto Ordinary Share in accordance with the terms of the Covalto Articles of Association (the “Covalto Preferred Conversion”).

(c)   Pre-Closing Capital Restructuring. Effective immediately following the Covalto Preferred Conversion and immediately prior to the LIVB Effective Time and in accordance with the Required Covalto Shareholder Approval: (i) each Covalto Ordinary Share shall be re-designated as a Covalto Class A Ordinary Share; (ii) each authorised and unissued Covalto Preferred Share shall be cancelled; (iii) new Covalto Class B Ordinary Shares shall be created; (iv) an increase to the number of Covalto Class A Ordinary Shares shall be authorized; and (v) the Closing Amended and Restated Covalto Articles of Association shall be adopted (together these steps the “Pre-Closing Capital Restructuring”).

(d)   Covalto Class B Ordinary Share Exchange. Effective immediately following the Covalto Effective Time, the Covalto Co-Founders shall exchange their

Covalto Class A Ordinary Shares for Covalto Class B Ordinary Shares, in accordance with the Exchange Agreements.

(e)   Concurrently with the LIVB Effective Time, the Company shall issue to the holders of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares (with each receiving its pro rata portion) (other than, for the avoidance of doubt, the Rollover Parties (as defined in the Contribution Agreement) a number of Covalto Class A Ordinary Shares and Class B Ordinary Shares (the “Closing True-Up”) such that, upon giving effect to the LIVB Closing Share Consideration, the Covalto Preferred Conversion, Closing True-Up, the Pre-Closing Capital Restructuring, the Existing Covalto Warrant Conversion, the number of Covalto Class A Ordinary Shares outstanding shall be the Pre-Closing Covalto Share Number.

(f)   Covalto Options. At the Covalto Effective Time, each Existing Covalto Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Covalto Effective Time shall be adjusted to an option to purchase Covalto Class A Ordinary Shares (except with respect to any Existing Covalto Option held by the Covalto Co-Founders, which shall be adjusted to an option to purchase Covalto Class B Ordinary Shares) (as adjusted, each, a “New Covalto Option”). Each such New Covalto Option as so adjusted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying Existing Covalto Option immediately prior to the Covalto Effective Time (but taking into account any changes or adjustments thereto by reason of this Agreement or the Transactions). Each such New Covalto Option as so adjusted shall be an option to acquire that number of whole Covalto Class A Ordinary Shares (rounded down to the nearest whole share) equal to the number of Covalto Ordinary Shares subject to such Existing Covalto Option immediately prior to the Covalto Effective Time, with an exercise price per share of Covalto Class A Ordinary Shares (rounded up to the nearest whole cent) equal to the exercise price per share subject to such Existing Covalto Option immediately prior to the Covalto Effective Time, in each case, as adjusted proportionally to give effect to this Agreement and the Transactions, including the Closing True-Up and the Pre-Closing Capital Restructuring. Notwithstanding anything in this Section 3.1(f) to the contrary, the exercise price and the number of Covalto Class A Ordinary Shares subject to the New Covalto Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(g)   CTB Election. On or prior to the date of the Closing Date, Covalto shall file an election with the IRS on IRS Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), which shall be effective as of the Closing Date, to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

Section 3.2.   Contribution. On the Closing Date, after the conditions to the obligation of the Parties to consummate the Closing set forth in Article 9 of this Agreement have been satisfied, but before the LIVB Effective Time, the Covalto Contribution shall be effected pursuant to the Contribution Agreement.

Section 3.3.   Effect of Merger. On the Closing Date, immediately after the Covalto Effective Time, on the terms and subject to the conditions set forth herein, at the LIVB Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)   LIVB Ordinary Shares. Each LIVB Ordinary Share issued and outstanding immediately prior to the LIVB Effective Time will be automatically surrendered and exchanged for the right to receive the LIVB Closing Share Consideration.

(b)   Treatment of LIVB Warrants. At the LIVB Effective Time, each LIVB Warrant that is outstanding and unexercised immediately prior to the LIVB Effective Time shall be converted into and become an equivalent New Covalto Warrant, and New Covalto shall assume each such LIVB Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to LIVB Ordinary Shares underlying the LIVB Warrants assumed by New Covalto shall thereupon be converted into rights with respect to Covalto Class A Ordinary Shares. Accordingly, from and after the LIVB Effective Time: (i) each LIVB Warrant assumed by New Covalto may be exercised solely for Covalto Class A Ordinary Shares; (ii) the number of Covalto Class A Ordinary Shares subject to each LIVB Warrant assumed by New Covalto shall be the number of LIVB Ordinary Shares that were subject to such LIVB Warrant, as in effect immediately prior to the LIVB Effective Time; (iii) the per share exercise price for the Covalto Class A Ordinary Shares issuable upon exercise of each LIVB Warrant assumed by New Covalto shall be the per share exercise price of LIVB Ordinary Shares subject to such LIVB Warrant, as in effect immediately prior to the LIVB Effective Time; and (iv) any restriction on the exercise of any LIVB Warrant assumed by New Covalto shall continue in full force and effect and the term, exercisability and other provisions of such LIVB Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a LIVB Warrant, such LIVB Warrant assumed by New Covalto in accordance with this Section 3.3(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock or share dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to New Covalto Ordinary Shares subsequent to the LIVB Effective Time.

(c)   Surviving LIVB Equity Securities. At the LIVB Effective Time, the sole issued and outstanding ordinary share of Merger Sub shall be converted into one ordinary share of the Surviving LIVB Entity, issued in the name of Covalto, which shall constitute the only issued and outstanding share of the Surviving LIVB Entity.

Section 3.4.   Exchange Agent Procedures.

(a)   Following the date hereof and prior to the Effective Times, LIVB shall appoint an exchange agent reasonably acceptable to Covalto (the “Exchange Agent”) to act as the exchange agent in connection with the Merger and the Covalto Contribution for the purpose of (i) exchanging (A) each LIVB Ordinary Share on the register of members of LIVB immediately prior to the LIVB Effective Time and (B) each Promissory Note for the LIVB Closing Share Consideration issuable in respect of such LIVB Ordinary Shares, pursuant to Section 3.3(a), and the Covalto Class A Ordinary Shares issuable in respect of such Promissory Notes purusant to the Contribution Agreement (after giving effect to any required Tax withholding as provided under Section 2.7) and on the terms and subject to the other conditions set forth in this Agreement and the Contribution Agreement and (ii) exchanging (A) each LIVB Warrant on the stock transfer books of LIVB immediately prior to the LIVB Effective Time and (B) each Promissory Note for the New Covalto Warrants issuable in respect of such LIVB Warrants pursuant to Section 3.3(b), and the New Covalto Warrants issuable in respect of such Promissory Notes purusant to the Contribution Agreement and on the terms and subject to the other conditions set forth in this Agreement.

(b)   At the LIVB Effective Time, or on the Closing Date prior to the LIVB Effective Time in accordance with Section 3.2, Covalto shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of LIVB Ordinary Shares and LIVB Warrants and the holders of the Promissory Notes contributed pursuant to Section 3.2, and for exchange in accordance with this Section 3.4 through the Exchange Agent, (i) evidence of Covalto Class A Ordinary Shares in book-entry form representing the LIVB Closing Share Consideration issuable pursuant to Section 3.3(a) in exchange for the LIVB Ordinary Shares outstanding immediately prior to the LIVB Effective Time and (ii) evidence of New Covalto Warrants in book-entry form representing the New Covalto Warrants issuable pursuant to Section 3.3(b) in exchange for the LIVB Warrants, in each case after giving effect to any required Tax withholding as provided under Section 2.7.

(c)   At the LIVB Effective Time, the register of members of LIVB shall be closed and there shall be no transfers of LIVB Ordinary Shares or LIVB Warrants that were outstanding immediately prior to the LIVB Effective Time.

Section 3.5.   Mandatorily Convertible Note Conversion. At the Closing, immediately following the Merger and the delivery of the LIVB Closing Share Consideration, each Mandatorily Convertible Note then outstanding, including with respect to the Anchor Investment, shall convert pursuant to its terms. The Company shall deliver to each Mandatorily Convertible Noteholder a number of newly-issued Covalto Class A Ordinary Shares in respect of all outstanding principal and interest payable on such holder’s Mandatorily Convertible Note, at the price per Covalto Class A Ordinary Share set forth in Schedule II hereto.

Section 3.6.   Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 9 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing at the Closing) or (b) at such other place, time or date as LIVB and Covalto may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.7.   LIVB Closing Statement. No later than the third (3rd) Business Day prior to the Closing Date, LIVB shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the LIVB Shareholder Redemptions; (ii) the amount of cash in the Trust Account, and (iii) the amount of LIVB Expenses, in accordance with Schedule III, as of the Closing (such written notice of (i), (ii) and (iii), together, the “Closing Statement”).

Section 3.8.   Earn-Out Shares.

(a)   If the conditions set forth in this Section 3.8 are satisfied, New Covalto shall issue to the holders of Outstanding Company Equity Securities as of immediately prior to the Covalto Effective Time, in accordance with their Pro Rata Share, a total of 2,500,000 newly issued Covalto Ordinary Shares, with each Covalto Co-Founder receiving Covalto Class B Ordinary Shares and each other Covalto shareholder receiving Covalto Class A Ordinary Shares (such Covalto Class A Ordinary Shares and Class B Ordinary Shares (as applicable), the “Earn-Out Shares”), as follows:

(i)   if at any time during the 60 months following the Closing Date (the end of such period, the “Release Date”) the VWAP of the Covalto Class A Ordinary Shares is greater than or equal to $13.50 over any 20 Trading Days within any 30 Trading Day period (“$13.50 Threshold”), one-half of the Earn-Out Shares shall be issued; and

(ii)   if at any time prior to the Release Date the VWAP of the Covalto Class A Ordinary Shares is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period (“$17.50 Threshold”), one-half of the Earn-Out Shares shall be issued.

(b)   The $13.50 Threshold and $17.50 Threshold shall be equitably adjusted for stock splits, stock dividends, extraordinary cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Covalto Class A Ordinary Shares after the Effective Times.

(c)   In the event of the satisfaction of the $13.50 Threshold or the $17.50 Threshold on or prior to the Release Date, as soon as practicable after such satisfaction, New Covalto shall issue such Earn-Out Shares to the holders entitled thereto as a result thereof (for the avoidance of doubt, for all purposes hereunder, such holders shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the $13.50 Threshold or the $17.50 Threshold, notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction).

(d)   In the event of the failure of the satisfaction of the $13.50 Threshold or the $17.50 Threshold on or prior to the Release Date, the right and entitlement herein to the portion of the Earn-Out Shares that is the subject of the applicable threshold shall be forfeited by the holders of Outstanding Company Equity Securities as of immediately prior to the Effective Times.

(e)   If, prior to the Release Date, there is a transaction that will result in Covalto Class A Ordinary Shares being converted or exchanged into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, determined by the Board of Directors of New Covalto in good faith) equal to or in excess of the $13.50 Threshold or the $17.50 Threshold, then New Covalto shall issue such Earn-Out Shares to the holders entitled thereto as a result thereof effective as of immediately prior to the consummation of such transaction so as to ensure that the recipients of the Earn-Out Shares shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction.

(f)   Following the Closing, including during the 60 months following the Closing Date, New Covalto and its Subsidiaries, including the Company Group, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met, and none of the holders of Outstanding Company Equity Securities as of immediately prior to the Effective Times will have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.

ARTICLE 4

Representations and Warranties of Covalto

Except as set forth in the corresponding section of the Company Disclosure Schedule to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Covalto represents and warrants to LIVB as follows, in each case as of the date hereof and as of the Closing Date:

Section 4.1.   Corporate Organization of Covalto. Covalto has been duly incorporated, is validly existing and is in good standing under its jurisdiction of incorporation, and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the organizational and governing documents (collectively, “Organizational Documents”) of Covalto, as in effect on the date hereof, have been made available by Covalto to LIVB and are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to LIVB. Covalto is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Covalto is not in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2.   Subsidiaries. The Subsidiaries of Covalto, together with details of their respective jurisdiction of incorporation or organization and names of their respective equityholders and details of equity ownership, are set forth on Section 4.2 of the Company Disclosure Schedule (the “Company Subsidiaries”). True and complete copies of the organizational and governing documents of the Company Subsidiaries have been made available by Covalto to LIVB. The Company Subsidiaries have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entity is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Covalto owns the sole issued and outstanding Equity Security of Merger Sub.

Section 4.3.   Due Authorization. Covalto has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.5 and upon receipt of the Required Covalto Shareholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Covalto and, except for the Required Covalto Shareholder Approval, no other corporate proceeding on the part of Covalto or shareholder vote or action is necessary to authorize this Agreement or any Transaction Agreements or Covalto’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by Covalto) will be, duly and validly executed and delivered by Covalto and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of Covalto, enforceable against Covalto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.4.   No Conflict. Except as set forth on Section 4.4 of the Company Disclosure Schedule, the execution, delivery and performance by Covalto of this Agreement and the Transaction Agreements to which it is a party and the consummation by Covalto of the Transactions and the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of Covalto or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.5, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to Covalto or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.5, violate, conflict with, result in a breach of any term, condition or provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Covalto or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of Covalto or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of Covalto or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.5.   Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or Person or notice, approval, consent, waiver or authorization from any Governmental Authority or Person is required on the part of Covalto with respect to Covalto’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated hereby and thereby, except for (a) the filing of (i) the LIVB Plan of Merger, (ii) the Closing Amended and Restated Covalto Articles of Association, (iii) the filing with the SEC of (x) the Proxy Statement / Prospectus (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC), (y) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby and (z) such filings with and approval of NASDAQ to permit the Covalto Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on NASDAQ, and (iv) the regulatory approvals set forth on Section 9.1(a) of the Company Disclosure Schedule and (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.6.   Current Capitalization. (a) Section 4.6(a)(i) of the Company Disclosure Schedule sets forth the Equity Securities of Covalto (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof and such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. With respect to each Existing Covalto Option, Section 4.6(a)(ii) of the Company Disclosure Schedule sets forth as of the date hereof: (i) the name of the holder thereof; (ii) the number of Covalto Ordinary Shares issuable upon the exercise of such Existing Covalto Option; (iii) the exercise price and expiration date thereof; (iv) the date of grant thereof, and (v) the vesting schedule (including any acceleration provisions) for such Existing Covalto Option. Five days prior to the Closing Date, Covalto will provide LIVB with a revised version of Sections 4.6(a)(i) and 4.6(a)(ii) of the Company Disclosure Schedule, updated as of the most recent practicable date. Each grant of an Existing Covalto Option was made in accordance in all material respects with the terms of the applicable governing plan document and applicable Law, has an exercise price that is no less than the fair market value of the underlying Covalto Ordinary Share on the date of grant, and is not “nonqualified deferred compensation” for purposes of Section 409A of the Code. The outstanding Equity Securities of Covalto have been duly authorized and validly issued and are fully paid and non-assessable.

(b)   There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or other equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Covalto. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Covalto. There are no outstanding contractual obligations of Covalto to repurchase, redeem or otherwise acquire any Equity Securities of Covalto. There are no outstanding bonds, debentures, notes or other Indebtedness of Covalto having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Covalto’s members may vote. Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, Covalto is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)   (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of Covalto and (ii) since December 31, 2020, Covalto has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.7.   Capitalization of Subsidiaries. (a) The outstanding shares of capital stock or other equity interests of Covalto’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities of Covalto’s Subsidiaries are owned by Covalto, directly or indirectly, free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by Covalto or any wholly-owned Subsidiary of Covalto, there are no Equity Securities of any Covalto Subsidiary authorized, reserved, issued or outstanding.

(b)   There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or any other equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Covalto Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Covalto Subsidiary. There are no outstanding contractual obligations of any Covalto Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Covalto Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Covalto Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Covalto Subsidiary is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)   Except for Equity Securities in any wholly-owned Subsidiary of Covalto, neither Covalto nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Covalto Subsidiary.

Section 4.8.   Financial Statements. (a) Covalto has provided to LIVB true, correct, accurate and complete copies of (i) the audited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Covalto and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020 (the “Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Covalto and its Subsidiaries as of March 31, 2022 and for the three-month period then ended (the “Most Recent Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)   The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity (with respect to the Audited Financial Statements only) and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments) and were derived from, and accurately reflect, the books and records of the Company Group.

(c)   The Company Group has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company Group is made known to the appropriate principal executive officer and its principal financial officer. To the knowledge of Covalto, such disclosure controls and procedures are effective in timely alerting Covalto’s principal executive officer and principal financial officer to material information required to be included in Covalto’s financial statements.

(d)   The Company Group has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for Covalto’s assets. Covalto maintains and, for all periods covered by the Financial Statements, has maintained books and records of Covalto in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Covalto and its Subsidiaries in all material respects.

(e)   Neither the Company Group nor the Company Group’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of the Company Group, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

Section 4.9.   Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Schedule, as of the date hereof, neither Covalto nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since December 31, 2021 in the ordinary course of business of Covalto and its Subsidiaries, (c) arising under this Agreement or the performance by Covalto of its obligations hereunder, including transaction expenses, or (d) that would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. Neither Covalto nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10.   Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Schedule, as of the date hereof, there is no, and since January 1, 2019, there has been no, pending or, to the knowledge of Covalto, threatened Actions or investigations by or against Covalto or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of Covalto, threatened against Covalto or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. Neither Covalto nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.11.   Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to Covalto and its Subsidiaries, taken as a whole, or as otherwise set forth on Section 4.11 of the Company Disclosure Schedule, Covalto and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws. Covalto and its Subsidiaries hold, and since January 1, 2019 have held, all licenses, approvals, authorizations, consents, registrations, concessions, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole. Since January 1, 2019, (a) neither Covalto nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business, which have not had, and would not be reasonably expected to have, individualy or in the aggregate, a material adverse effect to Covalto and its Subsidiaries, taken as a whole), (b) to the knowledge of Covalto, no assertion or Action of any violation of any Law, Governmental Order or Permit by Covalto or any of its Subsidiaries is currently threatened against Covalto or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business, which have not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect to Covalto and its Subsidiaries, taken as a whole), and (c) neither Covalto nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law, in each case of the foregoing clauses (a), (b) and (c), except as has not been material to Covalto and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Authority with respect to Covalto or any of its Subsidiaries is pending or, to the knowledge of Covalto, threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2019, in each case, except as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

Section 4.12.   Material Contracts; No Defaults. (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete listing of all Contracts described in clauses (i) through (xviii) of this Section 4.12(a) to which, as of the date of this Agreement, Covalto or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Group Benefit Plans (all such Contracts as described in clauses (i) through (xviii), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to LIVB or its agents or Representatives.

(i)   Each Contract that involves aggregate payments or consideration furnished (A) by Covalto or by any of its Subsidiaries of more than $250,000 or (B) to Covalto or to any of its Subsidiaries of more than $250,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii)   Each Contract relating to Indebtedness of Covalto with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $1,000,000, with respect to any one lender;

(iii)   Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Covalto or any of its Subsidiaries (A) since January 1, 2019, in each case, involving payments in excess of $250,000 or (B) pursuant to which there are any covenants, indemnities, payment obligations (including “earn-out” or other contingent payment obligations) that may result in the making of payments after the Closing Date or otherwise impose material ongoing obligations to Covalto after the Closing, in each case of (A) and (B) excluding (1) intercompany transactions among Covalto and/or its wholly-owned Subsidiaries and (ii) definitive agreements executed in respect of the letters of intent set forth on Section 4.12(a)(iii) of the Company Disclosure Schedule;

(iv)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $250,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)   Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly owned subsidiaries of Covalto) that is material to the business of Covalto and its Subsidiaries, taken as a whole;

(vi)   Each Contract entered into, by any Subsidiary that holds a material Permit, with any material supplier of services, including financial services or back-up or similar services necessary to provide financial services (and any approvals related thereto issued by any Governmental Authority);

(vii)   Each Contract requiring capital expenditures by Covalto or its Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in the aggregate;

(viii)   Each Contract prohibiting or restricting the ability of Covalto or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(ix)   Each Contract granting exclusive or preferential rights or “most favored nations” status to any person that is material to the business of Covalto and its Subsidiaries, taken as a whole;

(x)   Each Contract granting any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of Covalto or its Subsidiaries;

(xi)   Each Contract (excluding non-disclosure agreements and non-exclusive licenses entered into in the ordinary course of business) pursuant to which (A) any Person has granted any right, license or covenant not to sue with respect to any material item of Intellectual Property to any member of the Company Group (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software” or other IT Systems that have been granted on generally available non-discriminatory pricing terms with aggregate annual payments of less than $150,000), (B) any right, license or covenant not to sue is granted to any Person under any material Owned Intellectual Property owned by any member of the Company Group (excluding non-exclusive licenses granted by any member of the Company Group in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $250,000;

(xii)   Each Contract for the development of Intellectual Property by a third party that is material to the business of the Company Group, taken as a whole (other than pursuant to Covalto’s standard form employee invention assignment or consulting or independent contractor agreements or any Contract entered into in the ordinary course of business) that involves aggregate payments or consideration furnished by any member of the Company Group of more than $250,000 in any calendar year;

(xiii)   Each employment Contract (A) with any Key Employee, (B) that provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) that otherwise restricts the ability of Covalto or any of its Subsidiaries to terminate the employment of such individual on third (30) days’ notice of less for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xiv)   Each Collective Bargaining Agreement;

(xv)   Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Covalto or any of its Subsidiaries will have any outstanding obligation in excess of $250,000 after the date of this Agreement;

(xvi)   Any Contract with (A) any Affiliate of Covalto (other than a Subsidiary of Covalto) or (B) any Affiliate or family member of any Covalto Pre-Closing Holder;

(xvii)   Any Contract that is a currency or interest hedging arrangement; and

(xviii)   Any commitment to enter into agreement of the type described in clauses (i) through (xviii) of this Section 4.12(a).

(b)   Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole, as of the date of this Agreement, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of Covalto or one of its Subsidiaries that is a party thereto and, to the knowledge of Covalto, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries taken as a whole, (w) neither Covalto, any of its Subsidiaries nor, to the knowledge of Covalto, any other party thereto is or is alleged to be in breach of or default under any Material Contract, (x) since January 1, 2019, neither Covalto nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of Covalto, no event has occurred, that has not been waived or cured, which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to Covalto or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel, materially modify or terminate its business with, Covalto or any of its Subsidiaries.

Section 4.13.   Company Group Benefit Plans. (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Group Benefit Plan (provided, that any individual employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the applicable template listed on Section 4.13(a) of the Company Disclosure Schedule shall not be required to be individually listed on Section 4.13(a) of the Company Disclosure Schedule) and specifies whether such plan is a U.S. Plan or an International Plan. For purposes of this Agreement a “Company Group Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”), and (ii) any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based compensation, severance, employment, mandatory profit sharing, consulting, retention, change-in-control, transaction bonus, prescription, fringe benefit, bonus, incentive, deferred compensation, employee loan, profit-sharing, health and welfare, disability or sick leave benefits, leave, post-employment or retirement and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, in each case whether or not written (x) which are contributed to, required to be contributed to, sponsored by, administered by, maintained by or entered into by Covalto or any of its Subsidiaries for the current or future benefit of any Company Group Service Provider or (y) under or with respect to which Covalto or any of its Subsidiaries has any direct or indirect liability or obligation, contingent or otherwise, in any case, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by a Governmental Authority.

(b)   With respect to each Company group Benefit Plan listed on Section 4.13(a) of the Company Disclosure Schedule, Covalto has delivered or made available in the data room to LIVB copies of (i) such Company Group Benefit Plan (or a description, if such plan is not written) and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description and all summaries of material modifications, (iii) the annual report (Form 5500) and all schedules and attachments with respect to each Company Group Benefit Plan (if applicable) for the three most recently completed plan years, (iv) the two most recent actuarial valuation and financial statements (if applicable) relating to such Company Group Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Group Benefit Plan, (vi) any material or non-routine correspondence with any Governmental Authority within the past three years, and (vii) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (vi).

(c)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, (i) each Company Group Benefit Plan has been established, maintained, administered and funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, premiums or other payment that are due with respect to any Company Group Benefit Plan in respect of all prior periods have been made or properly accrued and reflected in Covalto’s financial statements to the extent required by IFRS and (iii) all material forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Group Benefit Plan have been timely and properly filed.

(d)   Each Company Group Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification from the IRS or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to Covalto’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)   (i) No event has occurred and no condition exists with respect to any Company Group Benefit Plan that would subject Covalto or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law that would, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, (ii) there do not exist any pending or, to Covalto’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Group Benefit Plan that would, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA that, in each case, either individually or in the aggregate, would reasonably be expected to result in material liability to Covalto and any of its Subsidiaries, taken as a whole, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Group Benefit Plan have occurred that, in each case, either individually or in the aggregate, would reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole.

(f)   No Company Group Benefit Plan provides, nor has Covalto or any of its Subsidiaries incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) for any current, former or retired Company Group Service Provider of Covalto or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, or (ii) pursuant to an applicable agreement, plan or policy listed on Section 4.13(a) of the Company Disclosure Schedule (including a template) requiring Covalto or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. Neither Covalto nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)   Neither Covalto nor any of its Subsidiaries sponsors, maintains, administers, contributes to, is required to contribute to, or has in the past six years sponsored, maintained, administered or contributed to or was required to contribute to, or otherwise has or could reasonably be expected to have any direct or indirect or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) any other Company Group Benefit Plan that is subject to

Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to Covalto, any Person or entity (whether or not incorporated) other than Covalto or a Subsidiary of Covalto that, together with Covalto, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

(h)   Except as set forth on Section 4.13(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by Covalto nor the consummation of the Transactions will (whether alone or in connection with any other event(s)) (i) result in the acceleration, funding, vesting or creation of any compensation- or benefits-related rights of any current or former Company Group Service Provider of Covalto or its Subsidiaries to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Group Benefit Plan (or under any arrangement that would be a Company Group Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Group Service Provider of Covalto or its Subsidiaries of any severance, bonus, retention, retirement or similar payments, or any increase in severance, bonus, retention, retirement or similar payments or benefits upon any termination of employment or service, (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Group Service Provider of Covalto or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code or (iv) limit or restrict the right of Covalto or any of its Subsidiaries or, after the Closing, New Covalto, to merge, amend or terminate any Company Group Benefit Plan.

(i)   Neither Covalto nor any of its respective Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, each Company Group Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been maintained, operated and administered in all material respects in documentary and operational compliance with Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k)   Without limiting the generality of (a) through (j) above, with respect to each Company Group Benefit Plan that is an International Plan, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole: (i) has been maintained in compliance with its terms and applicable Law and all employer and employee contributions to each International Plan required by Law or by the terms of such International Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) to the extent required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; (iii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iv) is not a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) and does not have any unfunded or underfunded liabilities.

(l)   Covalto and each applicable Subsidiary has been and is in material compliance with any and all applicable Laws related to with social security, workers’ housing fund, profit sharing and retirement and has not received any notice or communication from any Governmental Authority in connection with any material breach of any such Laws.

Section 4.14.   Labor Matters. (a) Neither Covalto nor any of its Subsidiaries is or has been a party to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement and no employees are represented by any labor union, other labor organization or works council with respect to their employment with Covalto or any of its Subsidiaries. There are, and since January 1, 2019 there have been no pending or, to the knowledge of Covalto, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Group Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, slowdowns, or work stoppages against Covalto or any of its Subsidiaries.

(b)   Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole, Covalto and each of its Subsidiaries is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, overtime, worker authorization and immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues and employee trainings and notices.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Covalto and its Subsidiaries, taken as a whole: (i) Covalto and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such current or former Company Group Service Provider under applicable Law, Contract or company policy, and (ii) each individual or entity who is providing, or since January 1, 2019, has provided, services to Covalto or its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider (A) is, and has been, properly classified and treated as such for all applicable purposes and (B)

where applicable, is registered with any applicable Governmental Authority and payments made thereto may be deductible for tax purposes.

(d)   To the knowledge of Covalto, no Key Employee is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant agreement or similar obligation: (i) owed to Covalto or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Covalto or any of its Subsidiaries.

(e)   To Covalto’s knowledge, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any current or former officer or director of Covalto or any of its Subsidiaries involving or relating to his or her services provided to Covalto or any of its Subsidiaries. Except as would not result in material liability to Covalto and its Subsidiaries, taken as a whole, the policies and practices of the Company comply with applicable federal, state, and local laws concerning employment discrimination and employment harassment. Since January 1, 2019, Covalto has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer or director.

(f)   No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company Group Employees of Covalto or any of its Subsidiaries has occurred since March 31, 2022 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g)   Since January 1, 2019, neither Covalto nor any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act. Neither Covalto nor any of its Subsidiaries has taken any action that would reasonably be expected to cause LIVB or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(h)   As of the date hereof, Covalto has not received notice that any Key Employee intends to terminate his or her employment with the Company Group as a result of the Transactions or otherwise prior to the one year anniversary of the Closing.

(i)   As of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of Covalto or any of its Subsidiaries for services performed on or prior to the date of this Agreement has, in all material respects, been paid in full (or accrued in full in Covalto’s financial statements).

Section 4.15.   Taxes.

(a)   Subject to the CTB Election, Covalto is, and has since its date of formation been, treated as a partnership for U.S. federal income tax purposes.

(b)   The U.S. federal income tax classification of Covalto’s Subsidiaries since their respective dates of formation is set forth in Section 4.15 of the Company Disclosure Schedule.

(c)   All income and other material Tax Returns required to be filed by Covalto or its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(d)   Covalto and each of its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by Covalto or each such Subsidiary, as applicable, except with respect to matters contested in good faith by appropriate Actions and with respect to which adequate reserves have been established in accordance with IFRS.

(e)   Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of Covalto or any of its Subsidiaries.

(f)   All material amounts of Taxes required to be withheld or collected by Covalto or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(g)   Neither Covalto nor any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes with respect to it, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due by Covalto or any of its Subsidiaries, and neither Covalto nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding, including but not limited to notices received by any Subsidiaries in Mexico regarding presumed shell company status (contribuyentes con operaciones presuntamente inexistentes as set forth in article 69-B of the Mexican Federal Tax Code (Código Fiscal de la Federación), is contemplated or pending. Neither Covalto nor any of its Subsidiaries is aware of any supplier or contractor with whom they have entered into any Material Contracts, having been included in any list published by any Government Authorities which would result in the payments made under said Material Contract being considered non-deductible for Tax purposes.

(h)   No material written claim has been made by any Governmental Authority in a jurisdiction where Covalto or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(i)   Neither Covalto nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither Covalto nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any material Tax (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), which extension is currently in effect.

(j)   Neither Covalto nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (1) any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes or (2) any such agreement solely among Covalto and its Subsidiaries.

(k)   Neither Covalto nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(l)   Neither Covalto nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is a member of the Company Group and which consists only of members of the Company Group). Neither Covalto nor any of its Subsidiaries has liability for the Taxes of any other Person (other than other members of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferor or successor, by Contract or otherwise (other than in each case pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).

(m)   Neither Covalto nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by Covalto or its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by Covalto or its Subsidiaries prior to the Closing, (iii) change in method of accounting of Covalto or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by Covalto or any of its Subsidiaries prior to the Closing.

(n)   Neither Covalto nor any of its Subsidiaries is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(o)   Neither Covalto nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p)   Covalto and each of its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that they have utilized.

(q)   Neither Covalto nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(r)   As of the date hereof, Merger Sub is, and immediately prior to the LIVB Effective Time will be, (i) treated as a corporation for U.S. federal income tax purposes and (ii) a direct wholly owned Subsidiary of Covalto.

(s)   To the knowledge of Covalto, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger and the CTB Election from qualifying for the Intended U.S. Tax Treatment.

Section 4.16.   Insurance. Section 4.16 of the Company Disclosure Schedule contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, Covalto or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereof, have been made available to LIVB. With respect to each such insurance policy required to be listed on Section 4.16 of the Company Disclosure Schedule, except as has not had or would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither Covalto nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Covalto’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of Covalto, no such action has been threatened, and (d) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17.   Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries taken as a whole, each member of the Company Group, (a) holds all Permits, including, for the avoidance of doubt, any required banking licenses, and (b) is in compliance with the terms of all Permits necessary for the ownership and operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to a member of the Company Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of Covalto, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of Covalto or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit. Section 4.17 of the Company Disclosure Schedule contains a complete list of all material Permits held by the Company Group.

Section 4.18.   Equipment and Other Tangible Property. Covalto or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of Covalto and its Subsidiaries as owned by Covalto or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to Covalto and its Subsidiaries, taken as a whole.

Section 4.19.   Real Property. (a) Section 4.19(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. Covalto has made available to LIVB true, correct and complete copies of the material Contracts pursuant to which Covalto or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Covalto or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of Covalto, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to Covalto or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against Covalto or one of its Subsidiaries and, to Covalto’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to LIVB, (iii) neither Covalto nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of Covalto, neither Covalto nor any of its Subsidiaries has received oral notice of any default or breach that has not been cured, and (iv) to the knowledge of Covalto, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by Covalto or one of its Subsidiaries or, in each case, to Covalto’s knowledge, the other party thereto, except to the extent such breach of default would not be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

(b)   To Covalto’s knowledge, neither Covalto nor any of its Subsidiaries is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c)   No member of the Company Group owns any freehold estate in any real property which is used in the business of the Company Group.

Section 4.20.   Intellectual Property and IT Security. (a) Section 4.20 of the Company Disclosure Schedule sets forth a true, complete and correct list of all registrations or applications for the following that are included in the Owned Intellectual Property: (i) trademarks, (ii) patents, (iii) copyrights, and (iv) internet domain names, specifying as to each item, as applicable, the name of the applicant/registrant and current owner(s) of record, the jurisdiction of the application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). None of the material Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and, to the knowledge of Covalto, each item of material Registered Intellectual Property is subsisting, and, to the knowledge of Covalto, valid and enforceable. A member of the Company Group has paid all registration, maintenance and renewal fees and, to the knowledge of Covalto, has made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Intellectual Property.

(b)   A member of the Company Group (A) solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Owned Intellectual Property and (B) has the valid right to use all Intellectual Property licensed to, used, held for use in or otherwise necessary for, the conduct of the respective businesses of the Company Group, as presently conducted.

(c)   Neither the execution of this Agreement nor the consummation of the Transactions will: (i) encumber, impair or extinguish any Owned Intellectual Property or (ii) encumber any of the Intellectual Property licensed or owned by LIVB or any of its Affiliates, (iii) result in the loss or impairment of the Company Group’s right to own or use any of its Intellectual Property, or (iv) result in the payment of any additional consideration for the Company Group’s right to own or use any of its Intellectual Property except in each case as would not reasonably be expected to be, individually or in the aggregate, material to Covalto and its Subsidiaries, taken as a whole.

(d)   There is not, and since January 1, 2019 there has not been, any Action pending, threatened or received in writing, by the Company Group with respect to Intellectual Property. No Action is pending or, to the knowledge of Covalto, threatened against any member of the Company Group (i) alleging any infringement, misappropriation or violation of any Person’s Intellectual Property by any member of the Company Group or (ii) based upon, or challenging or seeking to deny or restrict, the rights of any member of the Company Group in any of the Owned Intellectual Property or Licensed Intellectual Property. The Company Group does not infringe, misappropriate or otherwise violate, and has not since January 1, 2019, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party, except as would not be reasonably expected to be material to the Company Group. To the knowledge of Covalto, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has since January 1, 2019, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property or Licensed Intellectual Property, except as would not be reasonably expected to be material to the Company Group.

(e)   The Company Group has taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all material Owned Intellectual Property, including to maintain, enforce and protect the confidentiality of all Trade Secrets included in the Owned Intellectual Property. All Intellectual Property developed for or on behalf of the Company Group by any current and former employee, consultant and independent contractor is solely and exclusively owned by a member of the Company Group via a written binding assignment agreement. All Persons to which a member of the Company Group has disclosed any Trade Secrets included in the Owned Intellectual Property is and has been under a legally-binding duty of confidentiality to such member of the Company Group or is and has been bound to reasonable confidentiality obligations and use restrictions in a written, binding agreement.

(f)   Except as would not be material to the Company Group taken as a whole, the Company Group solely and exclusively owns the source code and object code for all Software constituting their Owned Intellectual Property (“Owned Software”). Except as would not be material to the Company Group taken as a whole, the Company Group has not incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that (i) imposes a requirement that such proprietary software (A) be disclosed or distributed in source code form, (B) be freely licensed for the purpose of making modifications or derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) be redistributable at no charge or (ii) grants or would require the grant of a royalty-free license to any Person of such proprietary software or (y) agreement with any Person under which the Company Group has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any Owned Software.

(g)   (i) The Company Group’s IT Systems operate, perform and run in all material respects as required in connection with operation of the businesses of the Company Group as presently conducted and (ii) (A) there has been no breach or unauthorized access, use, interruption, modification or corruption of any IT Systems (or any information or transactions stored or contained therein or transmitted thereby) and (B) the IT Systems have not malfunctioned or failed, in each case (A) or (B), in a manner that has had a material impact on the business of the Company Group. The Company Group has taken commercially reasonable steps and implemented and has in place commercially reasonable safeguards and security protocol technologies to (x) protect the confidentiality, integrity and security of the IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized access, use, alteration, interruption, modification, corruption, disclosure or distribution of Personal Information and (y) to prevent the introduction to the IT Systems of, and to ensure that the IT Systems are free from, material bugs, disabling codes or instructions, spyware, Trojan horses, worms, bomb, backdoor, clock, timer and viruses. The Company Group has implemented and maintains commercially reasonable backup, disaster recovery, encryption and business continuity plans, technology, procedures and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis. There has been no security breach or unauthorized access to the IT Systems or any unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, or any Personal Information, stored therein, except as would not be material to the Company Group taken as a whole.

Section 4.21.   Data Privacy and Security.

(a)   The Company Group is, and at all times since January 1, 2019 has been, in compliance with all Data Security Requirements in all material respects. The Company Group has in place, maintains and enforces commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security to protect the security, integrity and privacy of the Company Group’s Personal Information as required by all Data Security Requirements. There is no pending or, to the knowledge of Covalto, threatened Action against the Company Group by any Person in relation to any actual or alleged violation of such Person’s privacy, personal or confidentiality rights or a violation of any Data Security Requirements. Since January 1, 2019, the Company Group has not experienced any material incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised or breached, and the Company Group has not received any material written complaints from any Person with respect thereto.

(b)   (i) Since January 1, 2019, the Company Group is not, and has not been, subject to a Governmental Order of, nor has received a notice from and (ii) the Company Group has not been required to notify, any Person or Governmental Authority regarding actual or alleged non-compliance with or violation of any Data Security Requirement.

Section 4.22.   Environmental Matters. Except, in each case, as would not be material to Covalto and its Subsidiaries, taken as a whole:

(a)   Covalto and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b)   There are no Actions or notices of violation pending against or, to the knowledge of Covalto, threatened in writing against Covalto or any of its Subsidiaries alleging, and Covalto and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Section 4.23.   Absence of Changes. (a) From and after the date of the most recent Audited Financial Statement, no Company Material Adverse Effect shall have occurred.

(b)   Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, from and after the date of the most recent Audited Financial Statement, Covalto and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (ii) have not taken any action (or failed to take any action) that would violate Section 6.1 if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 4.24.   Brokers’ Fees. Other than as set forth on Section 4.24 of the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Covalto, any of its Subsidiaries or any of their respective Affiliates.

Section 4.25.   Related Party Transactions. Except for the Contracts set forth on Section 4.25 of the Company Disclosure Schedule, there are no Contracts between Covalto or any of its Subsidiaries, on the one hand, and any Affiliate (other than Covalto’s wholly-owned Subsidiaries), officer, director or holder of Equity Securities of Covalto or any of its Subsidiaries or, to Covalto’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by Covalto or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Group Benefit Plans listed on Section 4.13(a) of the Company Disclosure Schedule.

Section 4.26.   Proxy Statement / Prospectus; Information Provided. None of the information relating to Covalto or its Subsidiaries supplied or to be supplied by Covalto, or by any other Person acting on behalf of Covalto, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to LIVB’s shareholder and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Covalto does not make any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by LIVB or any of its Affiliates or Representatives without Covalto’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of LIVB or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to a Company Group that were delivered by or on behalf of Covalto or its Representatives were prepared in good faith using assumptions that Covalto believes to be reasonable. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of Covalto related to Covalto or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.27.   International Trade; Anti-Corruption; Certain Business Practices. (a) Neither Covalto nor any of its Subsidiaries, nor, to the knowledge of Covalto, any of their respective officers, directors, or employees, or any agents or other third-party representatives acting on behalf of Covalto or any of its Subsidiaries, is currently, or has been: (i) a Sanctioned Person; (ii) organized, ordinarily resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws; or (iv) otherwise in material violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”). Covalto and its Subsidiaries, and, to the knowledge of the Company, each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf are in compliance with, and have operated at all times in material compliance with, the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to Covalto and its Subsidiaries and all other applicable anti-money laundering laws and regulations applicable to Covalto and its Subsidiaries.

(b)   Neither Covalto nor any of its Subsidiaries, nor, to the knowledge of Covalto, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of Covalto or any of its Subsidiaries, has made any unlawful payment or given, offered, promised, or authorized or agreed to give any money or anything of value directly, or, to the knowledge of Covalto, indirectly, to or from any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), any Government Official or other Person in material violation of any applicable Anti-Corruption Laws or for the purpose of (i) influencing any official act or decision of such Government Official, party or candidate, (ii) inducing such Government Official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Covalto, any of its Subsidiaries or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Covalto nor, to the knowledge of Covalto, any of its directors, officers, employees or agents have made or authorized any bribe, kickback or other unlawful payment of funds or received or retained any funds, in each case in violation of any applicable Law, rule or regulation.

(c)   In the past five years, neither Covalto nor any of its Subsidiaries has received from any Governmental Authority any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, concerning any actual or potential violation related to Trade Controls or Anti-Corruption Laws (including but not limited to the FCPA). Covalto and each of its Subsidiaries have maintained and enforced policies, procedures and internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) reasonably designed to ensure compliance with applicable Anti-Corruption Laws (including but not limited to the FCPA) and Trade Controls.

(d)   Covalto and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Covalto and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Covalto and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(e)   Except as set forth in Section 4.27(e) of the Company Disclosure Schedule, to the Knowledge of Covalto, neither Covalto’s nor any of its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on their behalf is, or was during the past five (5) years, a Government Official.

ARTICLE 5

Representations and Warranties of LIVB

Except as set forth in the corresponding section of the LIVB Disclosure Schedule to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by LIVB prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), LIVB represents and warrants to Covalto as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.1.   Corporate Organization. LIVB is duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own, lease or operate its properties, rights and assets and to conduct its business as it is now being conducted, except (other than with respect to LIVB’s due incorporation and valid existence) as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a LIVB Material Adverse Effect. The copies of the organizational documents of LIVB previously delivered by LIVB to Covalto are true, correct and complete and are in effect as of the date of this Agreement. LIVB is, and at all times has been, in compliance in all material respects with all terms and provisions of the memorandum and articles of association (as amended from time to time) of LIVB. LIVB is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions, other than the Cayman Islands, in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where failure to be in good standing or so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a LIVB Material Adverse Effect. LIVB has no Subsidiaries.

Section 5.2.   Due Authorization. (a) LIVB has all requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the LIVB Shareholder Approval, to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of LIVB and, except for the LIVB Shareholder Approval, no other corporate or equivalent proceeding on the part of LIVB is necessary to authorize this Agreement or such Transaction Agreements or LIVB’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which LIVB will be party will be, duly and validly executed and delivered by LIVB and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which LIVB will be party, will constitute a legal, valid and binding obligation of LIVB, enforceable against LIVB in accordance with its terms, subject to the Enforceability Exceptions.

(b)   At a meeting duly called and held, the LIVB Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of LIVB’s shareholders, (ii) approved the Transactions, including the Business Combination, (iii) resolved to recommend to LIVB’s shareholders’ approval of each of the LIVB Shareholder Matters, and (iv) determined that the fair market value of Covalto is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c)   Assuming that a quorum (as determined pursuant to the LIVB Organizational Documents) is present (i) the Business Combination Proposal shall require approval, as an ordinary resolution, by an affirmative vote of the holders of at least a majority of the LIVB Ordinary Shares who are present in person or by proxy and, being entitled to do so, vote thereupon (as determined pursuant to the LIVB Organizational Documents) at a shareholders’ meeting duly called by the LIVB Board and held for such purpose and (ii) the Merger shall require approval, as a special resolution, by an affirmative vote of the holders of at least two-thirds of the LIVB Ordinary Shares who are present in person or by proxy and, being entitled to do so, vote thereupon (as determined pursuant to the LIVB Organizational Documents) at a shareholders’ meeting duly called by the LIVB Board and held for such purpose.

(d)   The foregoing votes are the only votes of any of LIVB’s shares necessary in connection with entry into this Agreement by LIVB and the consummation of the Transactions.

Section 5.3.   No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which LIVB is a party by LIVB and, upon receipt of the LIVB Shareholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) contravene or conflict with any provision of, or result in the breach of the LIVB Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order binding on or applicable to LIVB or any of its properties or assets, (c) violate, conflict with, result in a breach of any term, condition or provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which LIVB is a party or by which any of its assets or properties may be bound or affected, any Permit of LIVB or (d) result in the creation or imposition of any Lien upon any of the properties, assets or Equity Securities of LIVB, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to be, material to LIVB, taken as a whole.

Section 5.4.   Litigation and Proceedings. There are no pending or, to the knowledge of LIVB, threatened, Actions or investigations against LIVB, or otherwise affecting LIVB or its assets, which, if determined adversely, could, individually or in the aggregate, be material to LIVB. There is no unsatisfied judgment or any open injunction binding upon LIVB which would, individually or in the aggregate, reasonably be expected to be material to LIVB. The business of LIVB has been conducted in all material respects in accordance with all applicable Laws. LIVB has not received any written notice of any violation of Law.

Section 5.5.   Compliance with Laws.

(a)   LIVB and each of LIVB’s officers, directors and employees are, and since its date of formation have been, in compliance with all applicable Laws in all material respects, except as would not reasonably be expected to be material to LIVB, taken as a whole. Since LIVB’s date of formation, (i) LIVB has not been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of LIVB, no claims have been filed against LIVB with any Governmental Authority alleging any material failure by LIVB to comply with any Law to which it is subject, and (iii) LIVB has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.

(b)   Neither LIVB, nor any of LIVB’s respective officers, directors or employees, nor, to the knowledge of LIVB, any of LIVB’s other agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(c)   To the knowledge of LIVB, none of LIVB’s respective beneficial owners, officers, directors or employees is or was a Government Official or a close family member of a Government Official.

(d)   To the knowledge of LIVB, no Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of LIVB, or LIVB’s respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to LIVB.

(e)   LIVB has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “LIVB Permits”), except where the failure to have such LIVB Permits would be material to LIVB, taken as a whole. As of the date hereof, (i) each LIVB Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any LIVB Permit has been received by LIVB, (iii) there are no Actions pending or, to the knowledge of LIVB, threatened, that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any LIVB Permit, (iv) LIVB is, and has been since its formation, in compliance with all material LIVB Permits applicable to LIVB and no condition exists that with notice or lapse of time or both would constitute a default under such LIVB Permits, in each case, except as would not be material to LIVB, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any LIVB Permit, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to LIVB, taken as a whole. Section 5.5(e) of the LIVB Disclosure Schedule contains a complete list of all material LIVB Permits.

Section 5.6.   Contracts. Other than this Agreement, the other Transaction Agreements and any Contracts that are exhibits to the SEC Reports, there are no Contracts to which LIVB is a party or by which LIVB’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by LIVB on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of LIVB as its business is currently conducted, any acquisition of material property by LIVB, or restricts in any material respect the ability of LIVB from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “LIVB Material Contract”). All LIVB Material Contracts have been made available to the Company.

Section 5.7.   Governmental Authorities; Consents. No action by consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or Person or notice, approval, consent, waiver or authorization from any Governmental Authority or Person is required on the part of LIVB with respect to the execution or delivery and performance of this Agreement by LIVB or any Transaction Agreement to which LIVB is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) the filing of the (i) LIVB Plan of Merger and (ii) the Closing LIVB Articles of Association, (b) the filing with the SEC of (i) the Proxy Statement / Prospectus (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (c) such filings with and approval of NASDAQ to permit the Covalto Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on NASDAQ, (d) the regulatory approvals set forth on Section 9.1(a) of the Company Disclosure Schedule, (e) the LIVB Shareholder Approval, or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to LIVB.

Section 5.8.   Trust Account. As of July 31, 2022, there is at least $117,047,179.29 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of February 7, 2022, by and between LIVB and the Trustee on file with the SEC Reports of LIVB as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, LIVB Organizational Documents and LIVB’s final prospectus, dated as of February 7, 2022 (File No. 333-261950) (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. LIVB has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of LIVB and, to the knowledge of LIVB, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of LIVB, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by LIVB to be inaccurate or that would entitle any Person (other than shareholders of LIVB holding LIVB Ordinary Shares sold in the IPO who shall have elected to redeem their LIVB Ordinary Shares pursuant to the LIVB Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of Covalto contained herein and the compliance by Covalto with their obligations hereunder, LIVB has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to LIVB on the Closing Date. There are no Actions pending with respect to the Trust Account. Since February 7, 2022, LIVB has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of LIVB to dissolve or liquidate pursuant to the LIVB Organizational Documents shall terminate, and, as of the Effective Time, LIVB shall have no obligation whatsoever pursuant to the LIVB Organizational Documents to dissolve and liquidate the assets of LIVB by reason of the consummation of the Transactions. Following the Effective Time, no shareholder of LIVB shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its shares of LIVB Class A Ordinary Shares for redemption pursuant to the LIVB Shareholder Redemption.

Section 5.9.   Brokers’ Fees. Other than as set forth on Section 5.9 of the LIVB Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by LIVB or any of its Affiliates, including Sponsor.

Section 5.10.  SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities. (a) LIVB has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they may be amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of LIVB as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. LIVB has no material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)   LIVB has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to LIVB is made known to LIVB’s principal executive officer and its principal financial officer. To the knowledge of LIVB, such disclosure controls and procedures are effective in timely alerting LIVB’s principal executive officer and principal financial officer to material information required to be included in LIVB’s financial statements included in LIVB’s periodic reports required under the Exchange Act.

(c)   LIVB has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for LIVB’s assets. LIVB maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of LIVB in all material respects.

(d)   There is no (i) “significant deficiency” in the internal controls over financial reporting of LIVB, (ii) “material weakness” in the internal controls over financial reporting of LIVB, or (iii) fraud, whether or not material, that involves management or other employees of LIVB who have a significant role in the internal controls over financial reporting of LIVB.

(e)   To the knowledge of LIVB, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of LIVB, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f)   LIVB was formed solely for the purpose of effecting a Business Combination and has not engaged in any business activities or conducted any operations other than in connection with its formation and funding, including its initial public offering, and the sourcing, evaluation and negotiations of potential business combinations and the execution, delivery and performance of this Agreement and the other Transaction Agreements.

(g)   There is no material liability, debt or obligation of LIVB, except for liabilities, debts and obligations (i) reflected or reserved for on LIVB’s balance sheet for the fiscal year ended March 31, 2021 as reported on Form 10-Q or disclosed in the notes thereto, (ii) that have arisen since December 31, 2021 in the ordinary course of the operation of business of LIVB consistent with past practice or (iii) incurred in connection with the transactions contemplated by this Agreement.

Section 5.11.  Business Activities.

(a)   Since its incorporation, LIVB has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the LIVB Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon LIVB or to which LIVB is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of LIVB or any acquisition of property by LIVB or the conduct of business by LIVB as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have a LIVB Material Adverse Effect.

(b)   LIVB does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, LIVB has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)   Except for this Agreement and the agreements expressly contemplated hereby, LIVB is not, and at no time has been, party to any Contract with any Person that would require payments by LIVB in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts.

(d)   As of the date hereof, there is no liability, debt or obligation against LIVB, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) reflected or reserved for on LIVB’s consolidated balance sheet as of December 31, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of LIVB’s consolidated balance sheet as of December 31, 2021 in the ordinary course of the operation of business of LIVB, (iii) arising under this Agreement or the performance by LIVB of its obligations hereunder, including the transaction expenses or (iv) that would not reasonably be expected to have, individually or in the aggregate, a LIVB Material Adverse Effect.

Section 5.12.  Taxes.

(a)   LIVB is and has been since its date of formation treated as a corporation for U.S. federal income tax purposes.

(b)   All income and other material Tax Returns required to be filed by LIVB have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(c)   LIVB has paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by LIVB, except with respect to matters contested in good faith by appropriate Actions and with respect to which adequate reserves have been established in accordance with GAAP.

(d)   Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of LIVB.

(e)   All material amounts of Taxes required to be withheld or collected by LIVB have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f)   LIVB has not received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes with respect to LIVB, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due by LIVB, and LIVB has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g)   No material written claim has been made by any Governmental Authority in a jurisdiction where LIVB does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h)   LIVB does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. LIVB has not extended the statute of limitations for assessment, collection or other imposition of any material Tax (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business) which extension is currently in effect.

(i)   LIVB is not a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.

(j)   LIVB has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k)   LIVB has never been a member of an Affiliated Group. LIVB has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferor or successor, by Contract or otherwise (other than in each case pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).

(l)   LIVB will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by LIVB prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by LIVB prior to the Closing, (iii) change in method of accounting of LIVB for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by LIVB prior to the Closing.

(m)   LIVB is not treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(n)   LIVB has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o)   LIVB has complied in all material respects with the conditions stipulated in each Tax Grant that LIVB has utilized.

(p)   LIVB has not (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(q)   To the knowledge of LIVB, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger and the CTB Election from qualifying for the Intended U.S. Tax Treatment.

Section 5.13.  Capitalization. (a) As of the date of this Agreement, the authorized share capital of LIVB is $55,500 divided into 500,000,000 LIVB Class A Ordinary Shares, 50,000,000 LIVB Class B Ordinary Shares and 5,000,000 preference shares of a par value of $0.0001 each, of which 11,610,000 LIVB Class A Ordinary Shares and 933,417 LIVB Class B Ordinary Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding LIVB Ordinary Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) were issued in compliance in all material respects with applicable Law, and (3) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, LIVB has issued 10,794,167 LIVB Warrants that entitle the holder thereof to purchase LIVB Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)   Except for this Agreement and the LIVB Warrants, or as set forth in Section 5.13(a), as of the date hereof, there are no Equity Securities of LIVB authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the LIVB Organizational Documents, there are no outstanding contractual obligations of LIVB to repurchase, redeem or otherwise acquire any securities or equity interests of LIVB. There are no outstanding bonds, debentures, notes or other Indebtedness of LIVB having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which LIVB’s shareholders may vote. Except as disclosed in the SEC Reports and the Sponsor Voting Agreement, LIVB is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to LIVB Ordinary Shares or any other equity interests of LIVB.

(c)   LIVB does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.14.  NASDAQ Stock Market Listing. The issued and outstanding units of LIVB, each such unit comprised of one LIVB Ordinary Share and three-fourth of one LIVB Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LIVBU”. The issued and outstanding LIVB Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LIVB”. The issued and outstanding LIVB Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LIVBW”. As of the date of this Agreement, LIVB is in compliance in all material respects with the applicable NASDAQ corporate governance requirements for continued listing of the LIVB Class A Ordinary Shares and LIVB Warrants. There is no Action pending or, to the knowledge of LIVB, threatened against LIVB by NASDAQ or the SEC with respect to any intention by such entity to deregister the LIVB Class A Ordinary Shares or LIVB Warrants on NASDAQ. None of LIVB or its Affiliates has taken any action in an attempt to terminate the registration of the LIVB Class A Ordinary Shares or LIVB Warrants under the Exchange Act except as contemplated by this Agreement. LIVB has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the LIVB Class A Ordinary Shares or LIVB Warrants from NASDAQ or deregistering of the LIVB Class A Ordinary Shares or LIVB Warrants with the SEC.

Section 5.15.  Anchor Investment.

(a)   LIVB has delivered to the Company true, correct and complete copies of the Mandatorily Convertible Note executed by the Anchor Investor, pursuant to which the Anchor Investor has committed to provide financing to the Company in the aggregate amount equal to the Anchor Investment Amount no later than thirty (30) days following the date hereof. To the knowledge of LIVB, with respect to each Anchor Investor, the Mandatorily Convertible Notes are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by LIVB or, to the knowledge of LIVB, the Anchor Investors. Each Mandatorily Convertible Note to which any Anchor Investor is a party is a legal, valid and binding obligation of each Anchor Investor party thereto and neither the execution or delivery by each Anchor Investor party thereto, nor the performance of each Anchor Investor’s obligations under each such Mandatorily Convertible Note, violates any Laws. There are no other agreements, side letters, or arrangements between LIVB and any Anchor Investor relating to any Mandatorily Convertible Note or the purchase by such Anchor Investor of securities of LIVB or the Company that could affect the obligation of the Anchor Investors to contribute to the Company the applicable portion of the Anchor Investment Amount set forth in the Mandatorily Convertible Note, and, as of the date hereof, LIVB does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Mandatorily Convertible Note to which any Anchor Investor is a party not being satisfied, or the Anchor Investment Amount not being available to Covalto, on the funding date thereof. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Anchor Investor under any material term or condition of any Mandatorily Convertible Note to which any Anchor Investor is a party and, as of the date hereof, LIVB has no reason to believe that any Anchor Investor will be unable to satisfy in all material respects on a timely basis any term or condition of funding to be satisfied by any Anchor Investor them contained in any such Mandatorily Convertible Note. The Mandatorily Convertible Notes contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions) to the obligations of the Anchor Investors to contribute to Covalto the applicable portion of the Anchor Investment Amount set forth in the Mandatorily Convertible Notes to which they are a party, on the terms therein. No fees or discounts are payable or have been agreed by LIVB (including, from and after the Closing, the Surviving Entities and their respective Subsidiaries) to the Anchor Investor in respect of the Anchor Investment Amount, except as set forth in the Mandatorily Convertible Notes or this Agreement.

Section 5.16.  Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between LIVB, on the one hand, and any director, officer, employee, shareholder, equityholder, warrant holder or Affiliate of LIVB, on the other hand.

Section 5.17.  Proxy Statement / Prospectus. None of the information relating to LIVB supplied or to be supplied by LIVB, or by any other Person acting on behalf of LIVB, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to LIVB’s shareholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that LIVB makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Covalto or any of its Subsidiaries or Representatives without LIVB’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Covalto or any of its Subsidiaries specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity.

Section 5.18.  Absence of Changes. From and after February 7, 2022, no LIVB Material Adverse Effect shall have occurred and be continuing.

Section 5.19.  Indebtedness. LIVB has no Indebtedness for borrowed money.

Section 5.20.  Sponsor Voting Agreement. LIVB has delivered to Covalto a true, correct and complete copy of the Sponsor Voting Agreement. The Sponsor Voting Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by LIVB or, to the knowledge of LIVB, Sponsor. The Sponsor Voting Agreement is a legal, valid and binding obligation of LIVB and, to the knowledge of LIVB, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Voting Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of LIVB under any material term or condition of the Sponsor Voting Agreement.

Section 5.21.  Investment Company Act. LIVB is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.22.  Independent Investigation. LIVB and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Covalto and its Subsidiaries, and LIVB acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Covalto and its Subsidiaries for such purpose. LIVB acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of Covalto set forth in Article 4) including the related portions of the Company Disclosure Schedule) or of Covalto or its equityholders set forth in the other Transaction Documents; and (b) none of Covalto, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Covalto and its Subsidiaries, or this Agreement, except as expressly set forth in Article 4 (including the related portions of the Company Disclosure Schedule) or in the other Transaction Agreements. Notwithstanding the foregoing, nothing in this Section 5.22 shall limit LIVB’s remedies in the event of fraud.

ARTICLE 6

Covenants of the Company

Section 6.1.   Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by the Transaction Agreements, as set forth on Section 6.1 of the Company Disclosure Schedule, as consented to in writing by LIVB (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, or otherwise as not prohibited by this Section 6.1, and (ii) maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Section 6.1 of the Company Disclosure Schedule, as consented to by LIVB in writing (which such consent shall not be unreasonably conditioned, withheld or delayed, it being understood that a failure to respond within three (3) Business Days shall constitute consent), or as required by applicable Law (including COVID-19 Measures) or this Agreement, the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(b)   change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents other than (i) as will not materially and adversely affect LIVB and its shareholders, (ii) as contemplated by this Agreement and the other Transaction Agreements or (iii) as expressly necessary to implement the transactions permitted by this Section 6.1;

(c)   make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(d)   except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under or terminate any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Schedule (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Section 4.12(a) of the Company Disclosure Schedule), or any Lease to which the Company or its Subsidiaries is a party or by which it is bound; in each case except for (i) (A) each Contract of Covalto of a type set forth in Section 4.12(a)(ii) that has a principal amount of $10,000,000 or less, in the aggregate, so long as LIVB receives prior notification from and consultation with Covalto, or (B) amendments, waivers, terminations or non-renewals of Contracts permitted to be incurred by Section 6.1(q) below, or (ii) each Contract of Covalto of a type set forth in Sections 4.12(a)(xiii) and 4.12(a)(xiv) of the Company Disclosure Schedule;

(e)   (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than, in the case of Subsidiaries, a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries (other than Equity Securities issued upon exercise of options permitted by clause (ii)) or (ii) issue or grant any options (other than options issued pursuant to a Company Group Benefit Plan in effect as of the date hereof), warrants or other rights to purchase or obtain any Equity Securities of the Company or its Subsidiaries (in each case other than (A) Equity Securities issued upon exercise of Existing Covalto Options or Existing Covalto Warrants outstanding as of the date of this Agreement, and (B) any Mandatorily Convertible Notes or Equity Securities issued upon exercise of Mandatorily Convertible Notes and (C) any convertible notes which is on substantially similar terms as the Mandatorily Convertible Notes issued to finance the Company’s ongoing capital needs; provided that (1) the Company gives written notice to LIVB prior to the issuance of such convertible note and (2) the face amount of such convertible notes is $20,000,000 or less, in the aggregate;

(f)   sell, assign, transfer, convey, lease, license, sublicense, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company Group, other than (i) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices in connection with sales of assets for fair value or financing required to finance the Company’s ongoing capital needs, (ii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (iii) in connection with the sale or factoring of loans in the ordinary course of business, consistent with past practices, (iv) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, or (v) the sale of any non-performing loans in the ordinary course of business;

(g)   (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries (other than in the ordinary course of business or in accordance with the Company’s credit and collection policies), or, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company in a manner materially adverse to the Company, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing (other than immaterial criminal claims relating to economic crimes (querellas sobre delitos patrimoniales) related to client loans in the ordinary course), or (D) to the extent such settlement relates to Transaction Litigation, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(h)   except as otherwise required by applicable Law or the terms of any existing Company Group Benefit Plan and as in effect on the date hereof or otherwise in the ordinary course of business or contemplated by the Transaction Agreements, increase the compensation or benefits of either Covalto Co-Founder;

(i)   waive or release any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of either Covalto Co-Founder;

(j)   except for the transactions contemplated by the letters of intent set forth on Section 4.12(a)(iii) of the Company Disclosure Schedule, which shall require notice to LIVB by Covalto prior to the execution of definitive documents with respect to such transactions, directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, other than in the ordinary course of business;

(k)   make any material loans or advance any material money or other property to any Person, except for (i) loans made in the ordinary course of business or otherwise approved by Covalto’s ordinary course credit underwriting process, (ii) advances in the ordinary course of business to employees, officers, managers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $250,000 in the aggregate, (iii) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (iv) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (v) loans or advances among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(l)   redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(m)   adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, and except as contemplated by this Agreement, or as otherwise permitted by this Agreement, including in connection with the issuance of Equity Securities as permitted hereunder;

(n)   make any material change in accounting principles or methods of accounting, other than as may be required by IFRS or otherwise recommended in connection with the Company’s audit in accordance with the standards of the PCAOB;

(o)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(p)   other than the CTB election as provided by Section 3.1(g), make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, amend any material Tax Return, settle or compromise any material Action related to Taxes, enter into any closing agreement with respect to any Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(q)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(r)   (i) incur, create or assume any Indebtedness with a principal amount above $1,000,000, in the aggregate, (ii) materially modify the terms of any Indebtedness instrument with a principal amount of more than $10,000,000, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (A) Indebtedness in replacement of existing Indebtedness for borrowed money; provided that LIVB receives prior notification from and consultation with the Company regarding such Indebtedness, (B) Indebtedness the proceeds of which are used solely with respect to operational aspects of the Company and its Subsidiaries or as required to fund the acquisition of assets, (C) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (D) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.1(q), or (E) Indebtedness issued solely for the purpose of financing loan portfolios with recourse solely to such loan portfolios and LIVB receives prior notification from the Company and the Company consults with LIVB with respect to such Indebtedness;

(s)   voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to the Company and its Subsidiaries;

(t)   enter into any Contract or amend in any material respect any existing Contract with any Covalto Pre-Closing Holders, any Person that, to the knowledge of the Company, is an Affiliate of any Covalto Pre-Closing Holders, or an Affiliate of the Company or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers, managers or directors of the Company or its

Subsidiaries in their capacity as an officer, manager or director) to the extent materially detrimental to LIVB and its shareholders;

(u)   make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures that exceed $250,000 in the aggregate;

(v)   materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidaries;

(w)   enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.1(b) through (v).

Section 6.2.   Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, fiduciary duty or agreement entered into prior to the date hereof or (c) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to LIVB and its Representatives reasonable access during the Interim Period, during normal business hours, and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonable or permissible under applicable Law, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, in each case, as LIVB and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request pursuant to this Section 6.2 shall be made in a time and manner so as not to delay the Closing. All information obtained by LIVB and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.3.   No Claim Against the Trust Account. The Company, on behalf of itself and the Covalto Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the LIVB Organizational Documents, and the Trust Agreement and understands that LIVB established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by LIVB’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of LIVB’s public shareholders (the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, LIVB may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their LIVB Ordinary Shares in connection with the consummation of LIVB’s initial Business Combination or in connection with an extension of LIVB’s deadline to consummate a Business Combination; (b) to the Public Stockholders if LIVB fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the LIVB Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to LIVB after or concurrently with the consummation of a Business Combination. The Company, on behalf of itself and the Covalto Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither the Company, nor any of the Covalto Pre-Closing Holders or its Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between LIVB or its Representatives, on the one hand, and the Company, the Covalto Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and the Covalto Pre-Closing Holders and its Affiliates, (i) hereby irrevocably waive any Released Claims that the Company, the Covalto Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with LIVB or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with LIVB or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by LIVB to induce LIVB to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company, the Covalto Pre-Closing Holders and their respective Affiliates under applicable Law. To the extent the Company, the Covalto Pre-Closing Holders and their respective Affiliates commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to LIVB or its Representatives, which proceeding seeks, in whole or in part, monetary relief against LIVB or its Representatives, the Company, on behalf of itself and the Covalto Pre-Closing Holders and its Affiliates, hereby acknowledge and agree that the Company, the Covalto Pre-Closing Holders and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 6.3 shall survive the termination of this Agreement for any reason.

Section 6.4.   Proxy Statement / Prospectus. (a) Following the date of this Agreement, the Company shall use commercially reasonable efforts to deliver to LIVB, as promptly as possible, any financial statements as of and for the year ended December 31, 2021 and as of and for a year-to-date period ended as of the end of any other fiscal quarter (and as of and for the same period from the previous fiscal year) that is required to be included in the Proxy Statement / Prospectus. All such financial statements (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (B) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to LIVB and its counsel in connection with (1) the drafting of the Proxy Statement / Prospectus and (2) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with LIVB in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)   From and after the date on which the Proxy Statement / Prospectus is mailed to LIVB’s shareholders, the Company will give LIVB prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is or becomes known by the Company, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, LIVB and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by LIVB pursuant to this Section 6.4(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.5.   U.S. Tax Certificates. Covalto shall (i) provide to New Covalto a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), on behalf of each of its Subsidiaries that is classified for U.S. federal income tax purposes as a “domestic corporation,” stating that such Subsidiary is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2), and (ii) comply with the applicable provisions of Treasury Regulations Section 1.1446(f)-2(b) and Treasury Regulations Section 1.1446(f)-1(c)(3) regarding identification of relevant information on which a partnership may rely for purposes of Section 1446(f) in its books and records; provided, however, that if Covalto fails to deliver any such certificate or otherwise comply with such requirements, the Transactions shall nonetheless be able to close and New Covalto shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 or Section 1446 of the Code.

Section 6.6.   Company Approvals. (a) Upon the terms set forth in this Agreement, prior to the Closing, Covalto shall deliver to LIVB the Required Covalto Shareholder Approval and an executed written resolution in its capacity as sole shareholder of Merger Sub approving the terms of this Agreement and the applicable Transactions.

(b)            During the Interim Period, Covalto shall use commercially reasonable efforts to procure that additional Covalto investors join the Company Voting Agreement (it being understood that Covalto shall be under no obligation to offer any financial or other benefit to its investors in furtherance of such efforts).

Section 6.7.   No LIVB Ordinary Shares Transactions. Covalto acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of LIVB (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to LIVB in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.8.   NASDAQ Listing. From the date hereof through the LIVB Effective Time, Covalto shall use commercially reasonable efforts to ensure that New Covalto, upon the Effective Time, shall become listed, as a public company on NASDAQ, and shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the Covalto Class A Ordinary Shares, and shall obtain approval for the listing of such Covalto Class A Ordinary Shares and LIVB shall reasonably cooperate with Covalto with respect to such listing.

Section 6.9.   Post-Closing Directors and Officers. Subject to the terms of the Closing Amended and Restated Covalto Articles of Association, Covalto shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)   the Board of Directors of New Covalto shall consist of five (5) directors, and the composition of the Board of Directors shall ensure that Covalto continues to constitute a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4, and shall initially include:

(i)   two directors to be designated by Covalto, who shall initially be Mr. David Poritz and Mr. Allan Apoj;

(ii)   one director to be designated by Sponsor who will be “independent” pursuant to the Rule 10-A(3) of the Exchange Act, who shall be Mr. Humberto Zesati; and

(iii)   two directors who will be “independent” pursuant to the Rule 10-A(3) of the Exchange Act, who shall be selected and elected by Covalto prior to the Covalto Effective Time; provided that Covalto shall consult with LIVB prior to the selection of such directors; and

(b)   the initial officers of New Covalto shall be the officers of Covalto immediately prior to the Covalto Effective Time.

ARTICLE 7

Covenants of LIVB

Section 7.1.   Conduct of LIVB During the Interim Period. (a) During the Interim Period, except as set forth on Section 7.1 of the LIVB Disclosure Schedule, as required by the Transaction Agreements, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), LIVB shall not:

(i)   change, modify or amend the Trust Agreement or the LIVB Organizational Documents;

(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of LIVB, (B) split, combine or reclassify any Equity Securities of LIVB, or (C) other than in connection with the LIVB Shareholder Redemption or as otherwise required by LIVB’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of LIVB;

(iii)   make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, amend any material Tax Return, settle or compromise any material Action related to Taxes, enter into any closing agreement with respect to any Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course of business), or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(v)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of LIVB (including, for the avoidance of doubt, (A) Sponsor and (B) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability; provided that this clause (vi) will not apply with respect to any Transaction Litigation;

(vii)   incur or assume any Indebtedness or guarantee any Indebtedness or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than any indebtedness (A) for borrowed money or guarantee or (B) incurred by LIVB;

(viii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than the issuance of LIVB Class A Ordinary Shares in connection with the exercise of any LIVB Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any LIVB Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)   make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(x)   enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 7.1(a).

(b)   Notwithstanding anything in this Section 7.1 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of LIVB and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, LIVB from using the funds held by LIVB outside the Trust Account to pay any LIVB expenses or liabilities or from otherwise distributing or paying over any funds held by LIVB outside the Trust Account to Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c)   During the Interim Period, LIVB shall, except as expressly required by the Transaction Agreements (including without limitation Section 8.1 hereof), use its commercially reasonable efforts to comply with, and continue performing under, as applicable, material Contracts to which LIVB or its Subsidiaries may be a party.

Section 7.2.   Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to LIVB or its Subsidiaries by third parties that may be in LIVB’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of LIVB would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), LIVB shall afford to Covalto and its Affiliates and Representatives reasonable access during the Interim Period, during normal business hours, and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of LIVB and its Subsidiaries, in each case as Covalto or its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Covalto and its Affiliates and Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 7.3.   Post-Closing Directors and Officers. LIVB shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the officers and directors of the Surviving LIVB Entity shall be the officers and directors appointed to the Merger Sub immediately prior to the LIVB Effective Time, who shall serve in such capacity in accordance with the terms of the Closing LIVB Articles of Association following the LIVB Effective Time.

Section 7.4.   LIVB Public Filings. (a) From the date hereof through the LIVB Effective Time, LIVB will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b)   Following the date of this Agreement, LIVB shall use commercially reasonable efforts to deliver to the Company, as promptly as possible, any financial statements as of and for the year ended December 31, 2021 and as of and for a year-to-date period ended as of the end of any other fiscal quarter (and as of and for the same period from the previous fiscal year) that is required to be included in the Proxy Statement / Prospectus. All such financial statements (i) will fairly present in all material respects the financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. LIVB shall be available to, and LIVB shall use its reasonable best efforts to make its officers and employees available to the Company and its counsel in connection with (A) the drafting of the Proxy Statement / Prospectus and (B) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, LIVB shall reasonably cooperate with the Company in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(c)   From and after the date on which the Proxy Statement / Prospectus is mailed to LIVB’s shareholders, LIVB will give the Company prompt written notice of any action taken or not taken by LIVB of any development regarding LIVB, in any such case which is or becomes known by LIVB, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, LIVB and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the Company pursuant to this Section 7.4(c) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 7.5.   NASDAQ Listing. From the date hereof through the LIVB Effective Time, LIVB shall use commercially reasonable efforts to ensure that LIVB remains listed as a public company on NASDAQ until the Closing, and to assist Covalto in listing as successor to LIVB at Closing.

Section 7.6.   Anchor Investment. LIVB shall give the Company prompt written notice: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by the Anchor Investors to any Mandatorily Convertible Notes known to the Anchor Investors or to LIVB, (ii) of the receipt of any written notice or other written communication from any Anchor Investor in respect of any Mandatorily Convertible Notes (other than written notices or other written communication from such other party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any Anchor Investor of any provisions of any Mandatorily Convertible Note, and (iii) if any portion of the Anchor Investment pursuant to the Mandatorily Convertible Notes will not be funded in accordance with the terms of the applicable Mandatorily Convertible Notes. If any of the foregoing (i), (ii) or (iii) occurs, or the Anchor Investment otherwise becomes unavailable on the terms and conditions contemplated in the Mandatory Convertible Notes with respect to the Anchor Investment for any reason, then, subject to Covalto’s right to terminate under Section 10.1(h), LIVB shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources in an amount sufficient to consummate the Anchor Investment, which would not (x) involve terms and conditions that are materially less beneficial to Covalto, (y) involve any conditions to funding the Anchor Investment that are not contained in the Mandatorily Convertible Notes and (z) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements. LIVB shall confer with the Company regarding timing of the expected closing date with respect to the Anchor Investment, which shall occur no later than thirty (30) days following the date hereof, and deliver all notices it is required to deliver under the Mandatorily Convertible Notes on a timely basis in order to cause the Anchor Investors to fund their respective obligations as far in advance of the Closing as permitted by the Mandatorily Convertible Notes and consummate the transactions contemplated by the Mandatorily Convertible Notes.

ARTICLE 8

Joint Covenants

Section 8.1.   Efforts to Consummate. (a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article 9 and (ii) LIVB using reasonable best efforts to cause the funding of the Anchor Investment on the terms and subject to the conditions set forth in the Mandatorily Convertible Notes). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. LIVB shall promptly inform the Company of any communication between LIVB, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform LIVB of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.1 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of the Company or any of its Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (2) terminate, amend or assign any existing relationships and contractual rights or obligations. During the Interim Period, LIVB, on the one hand, and the Company, on the other hand, shall give the Company (in the case of LIVB) or LIVB (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of LIVB, the Company, or, in the case of the Company, LIVB, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of LIVB, the Company, or, in the case of the Company, LIVB, the opportunity to attend and participate in such meeting or discussion.

(b)   During the Interim Period, LIVB, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of LIVB, LIVB or any of its Representatives (in their capacity as a representative of LIVB) or, in the case of the Company, any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). LIVB and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of LIVB, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Covalto or LIVB settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall the Company, any of its Subsidiaries or any of its Representatives settle or compromise any Transaction Litigation without LIVB’s prior written consent.

Section 8.2.   Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a)   Registration Statement; Proxy Statement / Prospectus.

(i)   As promptly as reasonably practicable following the execution and delivery of this Agreement, LIVB and Covalto shall, in accordance with this Section 8.2(a), prepare, in preliminary form, a registration statement on Form F-4 or other applicable form (the “Registration Statement”) to be filed by Covalto with the SEC pursuant to which Covalto Class A Ordinary Shares (including Covalto Class A Ordinary Shares issuable upon the conversion of Covalto Class B Ordinary Shares) will be registered with the SEC, and a proxy statement in connection with the Transactions (the “Proxy Statement / Prospectus”) to be provided by LIVB and sent by LIVB to its shareholders in advance of the Special Meeting, for the purpose of, among other things: (A) providing LIVB’s shareholders with the opportunity to redeem LIVB Ordinary Shares by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “LIVB Shareholder Redemption”); and (B) soliciting proxies from holders of LIVB Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of the LIVB Shareholder Matters. Without the prior written consent of the Company, the LIVB Shareholder Matters shall be the only matters (other than procedural matters) which LIVB shall propose to be acted on by LIVB’s shareholders at the Special Meeting, as adjourned or postponed. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. (1) Covalto shall file or cause to be filed the definitive Proxy Statement / Prospectus with the SEC and (2) LIVB shall cause the Proxy Statement / Prospectus to be mailed to LIVB shareholders of record, as of the record date to be established by the LIVB Board in accordance with Section 8.2(b), as promptly as practicable following the earlier to occur of: (x) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii)   Each of LIVB and Covalto agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of LIVB or the Company to any regulatory authority (including NASDAQ) in connection with the Transactions.

(iii)   Prior to filing with the SEC, each of LIVB and Covalto, as applicable, will make available to the other Party and its counsel drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC relating to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide the other Party and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Neither LIVB nor Covalto shall file any such documents with the SEC without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). LIVB or Covalto, as applicable, will advise the other Party, promptly after it receives notice thereof, of: (A) the time when the Proxy Statement / Prospectus has been filed; (B) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (E) any request by the SEC for amendment of the Proxy Statement / Prospectus; (F) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Covalto Class A Ordinary Shares for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. LIVB and Covalto, as applicable, shall respond to any SEC comments on the Proxy Statement / Prospectus as promptly as practicable (and in any event within 10 Business Days following receipt by LIVB or Covalto, as applicable, of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, LIVB and Covalto, as applicable, will make available to the other Party and its counsel drafts of any such response, provide the other Party and its counsel with a reasonable opportunity to comment on such drafts and consider such comments in good faith.

(iv)   If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Covalto shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. Covalto will provide to LIVB all information regarding Covalto, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, Covalto discovers any information, event or circumstance relating to Covalto, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then Covalto shall promptly inform LIVB of such information, event or circumstance and provide to LIVB all information necessary to correct any such deficiencies.

(v)   Each of LIVB and Covalto, respectively, shall make all necessary filings, as required for itself, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(b)   Special Meeting.

(i)   LIVB will take, in accordance with applicable Law, NASDAQ rules and its Organizational Documents, and will cause its Affiliates and Representatives to take, all action necessary to duly convene and hold an extraordinary general meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy

Statement / Prospectus to the shareholders of LIVB as promptly as practicable after the Proxy Clearance Date (but in no event less than five Business Days except as otherwise required by applicable Law)), to (A) consider and vote upon the approval of the LIVB Shareholder Matters and to cause such vote to be taken and (B) provide shareholders of LIVB with the opportunity to elect to effect a LIVB Shareholder Redemption. LIVB may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law or (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of LIVB Ordinary Shares represented (either in person or by proxy) and voting to approve the LIVB Shareholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or as agreed between LIVB and the Company. LIVB shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its shareholders proxies in favor of the LIVB Shareholder Matters and shall include in the Proxy Statement / Prospectus the LIVB Board Recommendation. LIVB shall keep the Company reasonably informed regarding all matters relating to the LIVB Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by LIVB in respect of such matters and similar updates regarding any redemptions. LIVB agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the LIVB Shareholder Matters shall not be affected by any intervening event or circumstance, and LIVB agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the LIVB Shareholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance.

(ii)   Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the LIVB Shareholder Matters, solely in response to a LIVB Intervening Event, the LIVB Board may fail to make, amend, change, withdraw, modify, withhold or qualify the LIVB Board Recommendation (any such action, a “Change in Recommendation”) if the LIVB Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such LIVB Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided that the LIVB Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (A) LIVB delivers to the Company a written notice (a “LIVB Intervening Event Notice”) advising the Company that the LIVB Board proposes to take such action and containing the material facts underlying the LIVB Board’s determination that a LIVB Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which LIVB delivered the LIVB Intervening Event Notice (such period from the time the LIVB Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which LIVB delivered the LIVB Intervening Event Notice (it being understood that any material development with respect to a LIVB Intervening Event shall require a new notice but with an additional three-Business

Day (instead of five-Business Day) period from the date of such notice), the “LIVB Intervening Event Notice Period”), LIVB and its Representatives shall have negotiated in good faith with the Company and their Representatives regarding any revisions or adjustments proposed by the Company during the LIVB Intervening Event Notice Period to the terms and conditions of this Agreement as would enable LIVB to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), LIVB may make a Change in Recommendation only if the LIVB Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by LIVB (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an LIVB Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect LIVB’s obligations pursuant to this Section 8.2 other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 8.3.   Exclusivity. (a) During the Interim Period, the Company shall not, nor shall the Company direct or permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than LIVB or any of its Affiliates or Representatives) concerning any merger, consolidation, liquidation, recapitalization, tender offer, share exchange or similar business combination transaction, whether in a single transaction or a series of related transactions, in each case, involving the sale, lease exchange, issuance or other disposition of transfer of properties or assets or equity interests of Company or its Subsidiaries (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.3; or (ii) any action in connection with a public offering of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)   During the Interim Period, LIVB shall not take, nor shall it direct or permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its members or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving LIVB (an “Alternate Business Combination Proposal”) other than with the Company, its members and its Affiliates and Representatives; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.3(b). LIVB shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.4.   Tax Matters.

(a)   For U.S. federal (and, as applicable, state and local) income tax purposes, the Parties intend that (i) the Merger, the Covalto Contribution and the CTB Election, taken together, shall be treated as a transaction described in Section 351(a) of the Code and (ii) the Merger, together with the Covalto Contribution, shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code (collectively, the “Intended U.S. Tax Treatment”). The Parties will not take any action that could reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment and will not take any inconsistent position for tax purposes unless (x)(i) a Party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by Law and (ii) consults in good faith with the other Parties and the Sponsor about such determination, or (y) otherwise required by a “determination” within the meaning of Section 1313 of the Code. Each Party agrees to use reasonable best efforts to promptly notify the other Party of any challenge to the Intended U.S. Tax Treatment by any Governmental Authority. The Parties shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended U.S. Tax Treatment, including providing reasonable and customary factual support letters.

(b)   All transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) incurred in connection with this Agreement shall be borne by New Covalto and paid when due. New Covalto shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the holders will join in the execution of any such Tax Return or documentation. The foregoing shall not apply to any Transfer Taxes that are solely the responsibility of a shareholder of Covalto under applicable Law and New Covalto will not reimburse a holder for such Transfer Taxes despite Section 11.5 hereof.

(c)   Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing or amendment of Tax Returns and any Action with respect to Taxes or Tax Returns of New Covalto, LIVB and the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax

Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)   New Covalto will use commercially reasonable efforts to provide the pre-Closing LIVB shareholders information that is reasonably required to make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to LIVB for each year that LIVB is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

(e)   New Covalto, LIVB and Covalto shall deliver to Simpson Thacher & Bartlett LLP and/or Davis Polk & Wardwell LLP, as relevant, customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(f)   New Covalto and the Company Group shall use their respective commercially reasonable efforts to comply with the covenants set forth in Annex A (the “Reorganization Covenants”).

Section 8.5.   Indemnification and Directors’ and Officers’ Insurance. (a) From and after the Effective Times, New Covalto shall, and shall cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager and officer of the Company and LIVB and each of their respective Subsidiaries, each in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the LIVB Effective Time, whether asserted or claimed prior to, at or after the LIVB Effective Time, to the fullest extent that the Company, LIVB or its Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, from and after the LIVB Effective Time, New Covalto shall cause the Surviving Entities and each of their respective Subsidiaries to, (i) maintain for a period of not less than six years from the LIVB Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)   The Company shall or shall cause one or more of their respective Subsidiaries to purchase, at or prior to the Closing, and New Covalto shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the LIVB Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, LIVB’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the other Parties hereto or their respective agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall New Covalto or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Company, LIVB and their respective Subsidiaries for such insurance policy for the year ended December 31, 2021; provided, however, that (i) New Covalto may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the LIVB Effective Times (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.5 shall be continued in respect of such claim until the final disposition thereof.

(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on New Covalto, the other Surviving Entities and all successors and assigns of New Covalto and the other Surviving Entities. If New Covalto or the other Surviving Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of New Covalto or the other Surviving Entities, as the case may be, shall succeed to the obligations set forth in this Section 8.5.

Section 8.6.   Cash Bonus Awards. On the date hereof, the Company shall establish a cash bonus agreement with respect to the Covalto Co-Founders.

Section 8.7.   Closing Amended and Restated Covalto Articles of Association. At the LIVB Effective Time the memorandum and articles of association of New Covalto shall be the Closing Amended and Restated Covalto Articles of Association.

Section 8.8.   Equity Incentive Plan. Prior to the Closing Date, Covalto shall adopt, subject to approval of the shareholders of Covalto, a 2022 Equity Incentive Plan, in the form attached hereto as Exhibit F, providing for the issuance of the number of Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares set forth therein, with such changes as may be agreed to in writing by LIVB and the Company (the “Equity Incentive Plan”), to be effective as of the Closing or as otherwise set forth in the applicable plan document. As soon as reasonably practicable following the expiration of the 60 day period following the date New Covalto has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, New Covalto shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Covalto Class A Ordinary Shares and Covalto Class B Ordinary Shares issuable under the Equity Incentive Plan.

Section 8.9.   Confidentiality; Publicity.

(a)   LIVB acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and in connection with any other activities contemplated hereby. The Company acknowledges that, in connection with the Anchor Investment, LIVB shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the Anchor Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement, as applicable); provided that LIVB provides the Company with a reasonable opportunity to review and provide comments to such presentation, and the Company consents to the filing thereof.

(b)   Subject to Section 8.9(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Party, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) LIVB, if the disclosing party is the Company or (B) the Company, if the disclosing party is LIVB, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.4, and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.9 or otherwise in this Agreement, the Parties agree that Sponsor, LIVB and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the Anchor Investment) so long as such recipients are obligated to keep such information confidential.

(c)   The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and LIVB prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this

Agreement (but in any event within four Business Days thereafter), LIVB shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and LIVB shall consider such comments in good faith. The Company and LIVB shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing or the Closing Press Release, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.10.  Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.11.  Qualification as an Emerging Growth Company. LIVB shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause LIVB to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.12.  Qualification as a Foreign Private Issuer. With respect to New Covalto, during the Interim Period, each Party shall take all reasonable actions necessary to cause New Covalto to qualify as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and maintain such status through the Closing.

ARTICLE 9

Conditions to Obligations

Section 9.1.   Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)   Regulatory Approvals. All regulatory approvals set forth on Section 9.1(a) of the Company Disclosure Schedule shall have been obtained.

(b)   No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c)   LIVB Shareholder Approval. The Required LIVB Shareholder Approval shall have been obtained.

(d)   Company Shareholder Approval. The Required Covalto Shareholder Approval shall have been obtained.

(e)   Capital Restructuring. The Pre-Closing Capital Restructuring shall have been completed in accordance with the terms hereof and the Covalto Articles of Association.

(f)   Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(g)   NASDAQ. The Covalto Class A Ordinary Shares shall be listed or have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

Section 9.2.   Additional Conditions to Obligations of LIVB. The obligations of LIVB to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by LIVB:

(a)   Representations and Warranties of the Company.

(i)   Each of the representations and warranties of the Company contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Current Capitalization), Section 4.7 (Capitalization of Subsidiaries) and Section 4.24 (Brokers’ Fees) (collectively, the “Company Group Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)   The representations and warranties contained in Section 4.15(a) (Tax) and Section 4.23(a) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(iii)   Each of the representations and warranties contained in Article 4 (other than the Company Group Specified Representations and the representations and warranties contained in Section 4.15(a) and Section 4.23(a)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)   Agreements and Covenants. The covenants and agreements of Covalto in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)   Officer’s Certificate. Covalto shall have delivered to LIVB a certificate signed by an officer of Covalto, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

Section 9.3.   Additional Conditions to the Obligations of the Company. The obligation of Covalto to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Covalto:

(a)   Representations and Warranties of LIVB.

(i)   Each of the representations and warranties of LIVB in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), Section 5.9 (Brokers’ Fees), Section 5.11 (Business Activities) and Section 5.13 (Capitalization) (the “LIVB Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “LIVB Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)   The representations and warranties of LIVB contained in Section 5.18 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(iii)   Each of the representations and warranties of LIVB contained in Article 5 (other than the LIVB Specified Representations and the representations and warranties contained in Section 5.18) shall be true and correct (without giving any effect to any limitation as to “materiality” or “LIVB Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a LIVB Material Adverse Effect.

(b)   Agreements and Covenants of LIVB. The covenants and agreements of LIVB in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)   Officer’s Certificate. LIVB shall have delivered to the Company a certificate signed by an officer of LIVB, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)   Anchor Investment. The Anchor Investment shall have been duly funded to the Company, in an amount no less than the Anchor Investment Amount, no later than thirty (30) days following the date hereof.

Section 9.4.   Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE 10

Termination/Effectiveness

Section 10.1.   Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)   by mutual written agreement of each of LIVB and Covalto;

(b)   by LIVB or Covalto, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)   by LIVB or Covalto, if the Effective Times have not occurred by 11:59 p.m., Eastern Time, on May 10, 2023 (the “Termination Date”); provided that such Termination Date may be extended by an additional 3-month period by the mutual written consent of LIVB and Covalto prior to such date; provided, further that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d)   by LIVB or Covalto, if LIVB fails to obtain the Required LIVB Shareholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to LIVB if, at the time of such termination, LIVB is in material breach of Section 8.2 and such breach is the primary cause of the failure to obtain the Required LIVB Shareholder Approval;

(e)   by LIVB, if Covalto fails to deliver evidence of the Required Covalto Shareholder Approval in accordance with Section 6.6;

(f)   by LIVB, if Covalto has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Covalto before the earlier of (1) the fifth Business Day immediately prior to the Termination Date and (2) the 30th day following receipt of written notice from LIVB of such breach or failure to perform; provided that LIVB shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied;

(g)   by Covalto, if LIVB has breached or failed to perform any of its (i)representations, warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by LIVB, as applicable, before the earlier of (1) the fifth Business Day immediately prior to the Termination Date and (2) the 30th day following receipt of written notice from Covalto of such breach or failure to perform; provided that Covalto shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied;

(h)   by Covalto, if the Anchor Investment has not been duly funded to the Company, in an amount no less than the Anchor Investment Amount, no later than thirty (30) days following the date hereof.

Section 10.2.   Effect of Termination. Except as otherwise set forth in this Section 10.2, if this Agreement terminates pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.3 (No Claim Against the Trust Account), Section 8.9 (Confidentiality; Publicity), this Section 10.2

(Effect of Termination) and Article 11 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 10.3.   Termination Fee. (a) If this Agreement is terminated by LIVB pursuant to Section 10.1(f)(ii) as a result of Covalto’s failure to perform its obligations and covenants under this Agreement, Covalto shall, promptly (but, in any event, within ten (10) Business Days) upon LIVB’s request, pay to LIVB, at Covalto’s option, either (i) $5,500,000 by wire transfer (in accordance with wire instructions specified by LIVB to Covalto) in immediately available funds or (ii) 1,125,251 Covalto shares, of the most senior class of Preference Shares then outstanding, or if no Preference Shares are then outstanding, Ordinary Shares (the “Termination Fee”).

(b)   Notwithstanding anything to the contrary in this Agreement, the receipt of the Termination Fee shall be the sole and exclusive remedy of LIVB, the Sponsor, and each of their respective Affiliates and Representatives against Covalto and its Affiliates and Representatives, and any of their respective former, current or future stockholders, investors of debt or equity, contracting Persons, controlling Persons, general or limited partners, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future stockholder, controlling Person, general or limited partner, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, together with the Covalto, the “Covalto Related Parties”) with respect to any Covalto breach or failure to perform any of its representations or warranties or covenants, or other agreements, contained in this Agreement and each other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement). Other than the payment by Covalto of the Termination Fee, if and when payable in accordance with Section 10.3(a), none of the Covalto Related Parties shall have any liability for any obligations or liabilities of the parties to this Agreement or any other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement) (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions. Without limiting the foregoing, none of LIVB, the Sponsor, or any of their respective Affiliates and Representatives shall be entitled to seek specific performance or any other equitable remedy with respect to this Agreement or any other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement).

ARTICLE 11

Miscellaneous

Section 11.1.   Waiver. At any time and from time to time prior to the Effective Time, LIVB or Covalto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of LIVB or Covalto to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.2.   Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed prior to 5:00 p.m. Eastern Time (and otherwise as of the immediately following Business Day), addressed as follows:

(i)	If to LIVB prior to the Closing, or to LIVB after the Effective Time:

LIV Capital Acquisition Corp. II

Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey

México, CDMX, 11040

Attn:

Alex Rossi

Mariana Romero

Email:

arossi@livcapital.mx

mromero@livcapital.mx

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention:

Leonard Kreynin

Derek Dostal

Email:

leonard.kreynin@davispolk.com

derek.dostal@davispolk.com

(ii)	If to Covalto prior to the Closing, or New Covalto after the Closing, to:

Covalto Ltd.

Boulevard Miguel de Cervantes Saavedra

Piso 16, 11520

Ciudad de México, CDMX

Attn:

David Poritz

Eduardo Mendoza

Email:

dporitz@credijusto.com

emendoza@credijusto.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attn: S. Todd Crider

Email: tcrider@stblaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.3.   Assignment. No Party shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

Section 11.4.   Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of Covalto and LIVB (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.5, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.5.   Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions and the Transaction Agreements and the transactions contemplated thereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, New Covalto shall bear and pay at or following Closing (i) all Company Transaction Expenses and (ii) all LIVB Expenses. Parties shall cooperate with each other and use their respective reasonable best efforts to minimize the amount of LIVB Expenses and Company Transaction Expenses incurred prior to the Closing.

Section 11.6.   Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.7.   Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each of the Parties has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.8.   Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.9.   Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto) and the Confidentiality Agreement, constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10.  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12.  Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13.  Enforcement. (a) LIVB agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the LIVB does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. LIVB acknowledges and agrees that (i) Covalto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which Covalto is entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, Covalto would not have entered into this Agreement.

LIVB agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that Covalto has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. LIVB acknowledges and agrees that Covalto, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall not be required to provide any bond or other security in connection with any such injunction.

(b)   LIVB acknowledges and agrees that any Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Sponsor and LIVB in the circumstances in which such Termination Fee is due and payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In the event of any Covalto breach or failure to perform any of its representations or warranties or covenants, or other agreements, contained in this Agreement or any other Transaction Agreement (for the avoidance of doubt, not including the Confidentiality Agreement), LIVB acknowledges and agrees that the only remedy with respect to LIVB, the Sponsor and their respective Representatives and Affiliates against any Covalto Related Parties shall be the payment by Covalto of the Termination Fee, which Termination Fee shall be payable only as set forth in Section 10.3(a).

Section 11.14.  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of LIVB or Covalto under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15.  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Times (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article 11.

Section 11.16.  Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article 4 constitute the sole and exclusive representations and warranties of Covalto in connection with the Transactions; (c) the representations and warranties in Article 5 constitute the sole and exclusive representations and warranties of LIVB in connection with the Transactions; (d) except for the representations and warranties in Article 4 by Covalto and the representations and warranties in Article 5 by LIVB, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article 4 by Covalto and the representations and warranties in Article 5 by LIVB. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

LIV CAPITAL ACQUISITION CORP. II

By:	/s/ Alexander Roger Rossi
Name: Alexander Roger Rossi
Title: Chief Executive Officer and Chairman

Signature Page to Business Combination Agreement

COVALTO LTD.

By:	/s/ David Solomon Poritz
Name: David Solomon Poritz
Title: Co-Chief Executive Officer and Director

Signature Page to Business Combination Agreement

COVALTO MERGER SUB LTD.

By:	/s/ David Solomon Poritz
Name: David Solomon Poritz
Title: Director

Signature Page to Business Combination Agreement

ANNEX A

Tax Covenants

(i) For the two-year period beginning on the Closing Date and ending on the second (2nd) anniversary thereof, the Company (or members of the Company’s qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) shall retain and/or use for working capital, growth and other general corporate purposes at least fifty-percent (50%) of the amount of cash in the Trust Account immediately prior to any LIVB Shareholder Redemptions (or, if the LIVB Shareholder Redemptions result in a lower amount of cash remaining in the Trust Account following such LIVB Shareholder Redemptions, the entire amount of cash in the Trust Account). For clarity, the Company shall be entitled to on loan or contribute any such cash to members of the Company’s qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) and the Company or such qualified group borrower or contributee shall be entitled to use such cash for general corporate purposes, including to pay business expenses and to acquire assets so long as such assets remain within the Company’s qualified group within the meaning of Section 1.368-1(d)(4)(ii) for the remainder of such two-year period, and after such two-year period such cash and/or substitute assets shall not be subject to any of the foregoing restrictions and may be used for any purpose.

(ii) The Company has no present plan or intention (and shall not form any plan or intention prior to the Closing) to (A) liquidate the Surviving LIVB Entity, (B) merge the Surviving LIVB Entity with and into another corporation, excluding, in each case of clause (A) and (B) above (x) any merger of the Surviving LIVB Entity with and into (a) the Company (or an entity that is disregarded from the Company for U.S. federal income tax purposes) or (b) any first-tier subsidiary of the Company (or any entity that is disregarded from any such first-tier subsidiary for U.S. federal income tax purposes), and (y) any merger where the Surviving LIVB Entity is the surviving entity in the merger and continues to be wholly-owned by the Company, or (C) sell or otherwise dispose of the shares of the Surviving LIVB Entity (excluding any transfer that, pursuant to Treasury Regulations Section 1.368-2(k), would not prevent the Merger and the Covalto Contribution to the extent they otherwise qualified as a reorganization under Section 368(a) of the Code from so qualifying).

(iii) The Company and its Subsidiaries have no present plan or intention (and shall not form any plan or intention prior to the Closing) to (1) redeem or otherwise acquire (x) any of the Covalto Class A Ordinary Shares issued to LIVB shareholders pursuant to the Merger or the Covalto Contribution, (y) any of the New Covalto Warrants into which the LIVB Warrants were converted pursuant to the Merger or (z) any of the New Covalto Warrants issued pursuant to the Covalto Contribution; provided, however, the Company may from time to time repurchase Covalto Class A Ordinary Shares and/or New Covalto Warrants if any such repurchases are made on the open market through a broker for the prevailing market price pursuant to an open-market repurchase program as described in Rev. Rul. 99-58; or (2) make any distribution with respect to the Covalto Class A Ordinary Shares issued to LIVB shareholders pursuant to the Merger or the Covalto Contribution other than regular distributions made in the ordinary course of business of the Company.

Annex A